Exhibit 2.1

AGREEMENT FOR THE SALE AND PURCHASE OF ALL THE ISSUED SHARES IN Koninklijke Lankhorst-Euronete group B.V.
12 JUNE 2012
between

Administratiekantoor Lankhorst B.V.

Gramaxo Investimentos SGPS SA

the individuals listed in Schedule 1

as Sellers

and

WireCo Dutch Acquisition B.V.

as Purchaser

and

CASAR Drahtseilwerk Saar GmbH

as Guarantor

Allen & Overy LLP

*    Omitted Schedules will be provided to the SEC upon request.

16.	Contact Details Sellers - Omitted*
17.	Interpretation	56

Signatories		25

Appendix

1.	Accounts	62
2.	Investment Plan	63

*    Omitted Schedules will be provided to SEC upon request.

THIS SHARE PURCHASE AGREEMENT dated 12 June 2012 (the Agreement),

BETWEEN:

(1)
ADMINISTRATIEKANTOOR LANKHORST B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its registered office at (8607AD) Prinsengracht 2, Sneek, the Netherlands registered with the trade register of the chamber of commerce under file number 01030349 (Lankhorst BV);

(2)
GRAMAXO INVESTIMENTOS SGPS SA, a joint stock public company incorporated under the laws of Portugal with its registered office at Rua da Cerfil, Nogueira da Maia, Apartado 1339, 4471-909, Maia, registered with the trade register of the chamber of commerce under file number 504822810 (Gramaxo);

(3)	the individuals listed in Schedule 1 (Sellers);
(each a Seller and together, the Sellers), and

(4)
WIRECO DUTCH ACQUISITION B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Rotterdam, the Netherlands and with its registered office at (3194DA) Mandenmakerstraat 51, Hoogvliet, the Netherlands, registered with the trade register of the chamber of commerce for Rotterdam under file number 55481973 (the Purchaser);

(5)
CASAR DRAHTSEILWERK SAAR GMBH, a private limited liability company incorporated under the laws of Germany with its seat in Kirkel and its business address at Casarstraße 1, 66459 Kirkel, Germany registered with the trade register of the local court of Saarbrücken under HRB 17125 (the Guarantor).

The parties to this Agreement are hereinafter also collectively referred to as the Parties and each individually as a Party.

WHEREAS:

(A)
The Sellers are the owners of all the issued and outstanding shares in the capital of Koninklijke Lankhorst-Euronete Group B.V. (the Shares), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its registered office at (8607AD) Prinsengracht 2, Sneek, the Netherlands, registered with the trade register of the chamber of commerce under file number 01081428 (the Company).

(B)
The Sellers wish to sell and the Purchaser wishes to purchase the Company and its Subsidiaries (as set forth in Schedule 2 (Subsidiaries)) through a sale and purchase of the Shares free of any Encumbrances (as defined below) on the terms set out in this Agreement.

(C)
On 5 March 2012, the Sellers and the Guarantor entered into a letter of intent in which it was contemplated that the Parties would, following certain due diligence by the Purchaser, enter into an agreement to effect the sale and purchase of the Shares, substantially on the terms set out in the letter of intent.

(D)
Each of the Company and the Purchaser has complied with the provisions of paragraphs 3, 4 and 8 of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers) and the Dutch Works Council Act (Wet op de Ondernemingsraden), to the extent applicable.

(E)
The Guarantor is an Affiliate of the Purchaser and is willing to guarantee all the obligations of the Purchaser pursuant to this Agreement and all related documents including, in particular, payment of the Purchase Price.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1
In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 17 (Interpretation) apply throughout this Agreement, unless a different intention clearly appears.

1.2
In this Agreement, unless a different intention clearly appears, a reference to a clause, a sub-clause or schedule is a reference to a clause, sub-clause or schedule of this Agreement. The schedules form part of this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.
2.	SALE AND PURCHASE, PURCHASE PRICE

2.1	By this Agreement, the Sellers sell and the Purchaser purchases the Shares.

2.2	Subject to Completion occurring, the Business shall be for the risk and benefit of the Purchaser from the Accounts Date.

2.3	On Completion, the Shares shall be transferred (geleverd) by the Sellers to the Purchaser free of all Encumbrances and together with all rights attaching to them.

2.4	The aggregate purchase price for the Shares will be the sum of:
(a)	EUR144,783,000 (one hundred and forty-four million, seven hundred and eighty-three thousand) (the Base Purchase Price); plus
(b)
in the event that Completion occurs after 30 June 2012, an amount (the Additional Amount) equal to the Interest Rate, calculated over an amount equal to the Base Purchase Price, less the amount of the Deposit, and over the period from (and including) 1 July 2012 up to and including the Completion Date, on the basis of a 365-day year.

The aggregate of the Base Purchase Price and the Additional Amount are referred to as the Purchase Price. The Sellers and the Purchaser agree that the amount of the Base Purchase Price has been calculated by deducting from the agreed enterprise value of EUR178,000,000 (one hundred and seventy-eight million):

(i)	an amount of EUR30,550,000 (thirty million, five hundred and fifty thousand) for Net Debt (as defined in the letter of intent dated 5 March 2012) as at 31 December 2011;
(ii)	an amount of EUR1,318,000 (one million, three hundred and eighteen thousand) on account of certain QREN (EU) program loans which are not convertible into grants; and
(iii)	an amount of EUR1,350,000 (one million, three hundred and fifty thousand), being the Agreed Dividend.

2.5	Subject to clause 6.3, the Purchase Price is fixed and payable by the Purchaser in cash on Completion, provided that the amount so payable on Completion shall be reduced by the aggregate of:
(a)	the amount of the Deposit paid in accordance with clause 3; and
(b)
the aggregate amount of any Transaction Costs and Leakage Amounts (together with any Leakage Interest) as set out in the Completion Statement to be delivered by the Sellers in accordance with clause 2.6.

2.6	No later than the eighth (8th) Business Day prior to the Completion Date, the Sellers shall deliver to the Purchaser a written statement (the Completion Statement) setting out:
(a)	an overview of any Transaction Costs and Leakage arising or expected to arise before Completion, together with copies of supporting documents evidencing such Transactions Costs and Leakage; and
(b)
a calculation of the aggregate amount of such Transaction Costs, Leakage Amounts and the Leakage Interest until the anticipated Completion Date. With respect to the Transaction Costs, the Parties agree that such shall be included in the Completion Statement on a gross basis, without any regard for the possible tax deductibility of such amounts.

The Sellers shall thereafter in the period preceding Completion grant the Purchaser and its representatives and advisors reasonable access to the information underlying such statement (to the extent not provided together with the Completion Statement), in order to allow the Purchaser to verify the correctness thereof. The Sellers explicitly acknowledge and agree that:

(i)
the Purchaser shall have the right to challenge the correctness of the Completion Statement (both with respect to any amount set out in the Completion Statement and the absence of any amount of Transaction Costs and/or Leakage in the Completion Statement), irrespective of whether such challenge is made before, on or after Completion (it being understood that mutual agreement on the Completion Statement shall not be a condition to Completion and that in the event of an unresolved challenge by the Purchaser, Completion will proceed on the basis of the Sellers' position in relation to the relevant disputed item); and

(ii)
the Purchaser shall not forfeit any rights it has under this clause 2.6 and/or under clauses 6.1 and 6.2 through (A) not having objected to the Completion Statement, or a particular item therein, prior to Completion or (B) having proceeded to Completion despite the existence of any unresolved challenge, which shall in that case be resolved after Completion.

2.7	The Purchase Price shall be allocated amongst the Sellers pro rata to their shareholdings in the Company as set out in the column titled "Percentage Shareholding" in Schedule 1 (Sellers).

2.8
In the period between the Signing Date and the date that is three (3) Business Days prior to the Completion Date, the Parties will sign an instruction to the Notary, substantially in the form set out in Schedule 10 (Notary Letter), setting out the details of the funds flow at Completion (including the distribution of proceeds to the Sellers) (the Notary Letter).

3.	DEPOSIT

3.1
Immediately after the execution of this Agreement, the Purchaser will pay a deposit in the amount of EUR7,500,000 (the Deposit) to ABN AMRO Bank N.V., trading as ABN AMRO Escrow & Settlement, which will act as escrow agent (the Escrow Agent).

3.2
The Deposit shall be held in (and where applicable, released from) the Escrow Agent's escrow account (the Escrow Account) in accordance with the terms of the Escrow Agreement. Upon Completion, the Deposit shall be deemed to have been paid as part of the Purchase Price and, following Completion, the amount of the Deposit shall continue to be held in the Escrow Account for the purposes specified in clause 15.

3.3
Where the Condition is not fulfilled on or before the Long Stop Date as a result of the Purchaser failing to use its reasonable efforts in accordance with clause 5.2 and/or clause 5.5 where the Sellers have complied with their obligations pursuant to clause 5.3, or if Completion does not occur as a result of the Purchaser breaching any of its other material obligations under this Agreement (including payment of the Purchase Price in accordance with clause 7.2 and the obligations of the Purchaser as referred to in clause 7.4), and the Purchaser or the Sellers elect to terminate this Agreement in accordance with clause 5.7, then the Purchaser shall forfeit the Deposit.

3.4
In the event that the Deposit is forfeited as provided for in clause 3.3, the Purchaser shall, within five (5) Business Days of the date of termination, instruct the Escrow Agent to promptly release the Deposit (plus any interest accrued over the amount of the Deposit while held in the Escrow Account) from the Escrow Account to the Company. The Sellers agree that the payment to the Company of the Deposit shall be in full and final settlement of any and all claims that the Sellers or the Company may have against the Purchaser or any other member of the Purchaser’s Group in connection with the termination of this Agreement for the reason referred to in the first sentence of this clause 3.3. Accordingly, the Sellers hereby irrevocably waive their respective rights to claim any damages or further compensation (in excess of the Deposit) from the Purchaser or any member of the Purchaser’s Group in relation to the termination of this Agreement for the matters referred to in the first sentence of this clause 3.4.

3.5
In the event that Completion does not occur on or before the Long Stop Date for a reason other than as referred to in clause 3.3 and the Agreement is terminated by either the Sellers or the Purchaser in accordance with clause 5.7, the Sellers' Representative (on behalf of the Sellers) and the Purchaser shall within five (5) Business Days of the date of termination instruct the Escrow Agent to return the Deposit (plus any interest accrued over the amount of the Deposit while held in the Escrow Account) to the Purchaser.

4.	GUARANTEES

4.1
Subject to Completion, the Purchaser shall indemnify the Sellers (for themselves and on behalf of any Affiliates) against all liabilities and costs under any guarantees and indemnities given by a Seller or its Affiliates in respect of any Group Companies.

4.2
The Sellers shall procure that, as from Completion, each Group Company is released from all guarantees and indemnities given by them in respect of obligations of any of the Sellers or their Affiliates. Pending such release, the Sellers shall (for themselves and on behalf of any Affiliates) indemnify the Purchaser and each of the Group Companies against all liabilities and costs under such guarantees and indemnities to the extent that such are not recovered as Leakage.

5.	CONDITION

5.1	Completion of the sale and purchase of the Shares is conditional on the competition authorities in Norway and Germany (the Competition Authorities):
(a)	taking a decision that the transaction contemplated by this Agreement does not give rise to a concentration falling within the scope of the relevant competition laws;

(b)
approving, or being deemed to approve in accordance with the relevant competition laws, the transaction contemplated by this Agreement and any applicable waiting periods having expired or being terminated; or

(c)
not taking a decision within the time limits as set by the relevant competition laws, if such failure constitutes an automatic approval of the transaction contemplated by this Agreement under the relevant competition laws

(the Condition).

5.2
The Purchaser shall use all reasonable efforts to procure that the Condition is satisfied by no later than the date that is sixty (60) days following the Signing Date (the Long Stop Date). Without prejudice to clause 5.5, the Purchaser (to the extent within its powers) shall:

(a)
cooperate with and provide without undue delay all necessary information and assistance reasonably requested or required by a Competition Authority in connection with the Condition and, to the extent possible, answer any questions raised and handle any request made by the relevant Competition Authorities;

(b)
provide the Sellers (or any adviser nominated by them) with draft copies of all submissions and material communications to the relevant Competition Authority in relation to obtaining any relevant consent, approval or action at such time as will allow the Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted. The Purchaser shall take into account any such comments as are reasonable and shall amend such submissions or material communications where the Purchaser, acting reasonably, considers such appropriate; and

(c)	inform the Sellers of any material communication received from, or given by it, to a Competition Authority with respect to the Condition.
5.3
The Sellers shall, and shall procure that the Group Companies, at their own cost, use all reasonable efforts to assist the Purchaser in fulfilling the Condition as soon as possible after the Signing Date, in particular, but not limited to:

(a)	providing without undue delay all information which is requested or required by a Competition Authority;
(b)	providing without undue delay information, documents and feedback reasonably requested by the Purchaser for filing or other submissions to a Competition Authority; and
(c)
without limiting the Sellers’ obligations under this clause 5.3, procuring that each Group Company co-operates with and provides without undue delay all reasonable assistance to the Purchaser to enable it to fulfil the Condition.

5.4
Within two (2) Business Days of becoming aware of the same, (i) the relevant Party shall give notice to the other Parties of the satisfaction of the Condition, and (ii) if applicable, the relevant Party shall give notice to the other Parties of non-satisfaction of the Condition.

5.5	The Purchaser undertakes with respect to the Condition to:
(a)
make all necessary filings to obtain the required approval or approvals as soon as reasonably practicable after the Signing Date (and in any event use all reasonable efforts to do so within five (5) Business Days after the Signing Date), and use all reasonable efforts to obtain the approval of the Competition Authorities as soon as practicable;

(b)
not, in the period between the Signing Date and Completion, enter into any transaction which at the time of entering into such transaction is reasonably expected to materially worsen its position in respect of obtaining such approval or deliberately make public any information that materially deviates from the information set out in the filings to be made or is likely to materially worsen the chances of obtaining approval from the Competition Authorities, unless in each case such transaction or disclosure of information is in the ordinary course of business or is required by applicable law or regulation; and

(c)
in addition to keeping the Sellers informed of all material communications with the Competition Authorities in accordance with clause 5.2(c), when the Sellers so desire and where permitted by the relevant Competition Authority, include the Sellers in any discussion with the Competition Authorities.

5.6	For the avoidance of doubt:
(a)	the Purchaser is not obliged to offer or accept any conditions, obligations or other remedies in order to obtain merger control clearances from the Competition Authorities;
(b)
the Purchaser's or any Group Company's compliance with any condition, obligation or other requirement imposed or contained in any decision by any relevant Competition Authority, or the effectuation of any offer made by the Purchaser to any relevant Competition Authority pursuant to clause 5.5 will not result in any change to the terms and conditions of this Agreement (including the Purchase Price); and

(c)
the Purchaser shall bear all filing fees, costs, penalties, fines and other liabilities incurred by it or the Group in respect of the fulfilment of the Condition other than advisor fees of the Group Companies, if any.

5.7
If (i) the Condition is not fulfilled or waived on or before the Long Stop Date, or (ii) for any other reason, Completion does not occur on or before the Long Stop Date, either the Purchaser or the Sellers may by written notice to the other (and the Guarantor) terminate this Agreement, in which event:

(a)
following such termination, except for this clause 5.7, clauses 3.3 and 3.5 (Deposit), 16 (Confidentiality), 18 (Notices), 19 (Further Assurances), 20 (Assignments), 21 (Payments), 22 (Costs), 23 (General), 24 (No Rescission), 25 (Whole Agreement), 26 (Governing Law), 27 (Dispute Resolution) and 28 (Language), together with the provisions of clause 1 and Schedule 17 (Interpretation), all the other clauses of this Agreement shall lapse and cease to have effect, provided that any rights or liabilities of any Party in respect of any previous breach of this Agreement shall be unaffected; and

(b)	subject to the rights of the Sellers under clause 3.3, no Party shall have any claim against any other Party as a result of such termination.
6.	LEAKAGE AND TRANSACTION COSTS

6.1
The Sellers undertake to the Purchaser that there has been no Leakage between the Accounts Date and the Signing Date and there will not be any Leakage in the period between the Signing Date and the Completion Date and no arrangement or agreement has been made, or will be made, in such periods which will result in any Leakage (even if such would only be paid or incurred after Completion).

6.2
The Sellers furthermore agree that to the extent that any Transaction Costs have been incurred by any Group Company after the Accounts Date, the Sellers shall cause such to be reimbursed to the relevant Group Company through the mechanism provided for in this clause 6.

6.3
Subject to clause 6.5, the Sellers undertake to the Purchaser that in the event of (1) a breach of the undertaking set out in clause 6.1 and/or (2) any Transaction Costs having been incurred by a Group Company as referred to in clause 6.2, the Sellers shall pay or procure the payment of, in cash, to the Purchaser on demand a sum equal to the sum of:

(a)
the relevant Leakage Amount and the amount of the relevant Transaction Costs (the latter of which shall be paid on a gross basis, without any regard for the possible tax deductibility of such amounts); and

(b)
an amount (the Leakage Interest) equal to the Interest Rate, calculated over that Leakage Amount and the amount of the relevant Transaction Costs over the period from and including the date that is the later to occur of:

(i)	the date upon which the relevant Leakage occurred (or, in the case of Transaction Costs, the date upon which the relevant Transaction Costs were paid to the relevant third party); and
(ii)	1 July 2012,
up to and including the date of payment by the Sellers, on the basis of a 365-day year.

6.4
To the extent possible, the payment of any Leakage Amount, Transaction Costs and Leakage Interest shall be satisfied by way of an adjustment to the Purchase Price payable at Completion. If any Leakage and Transaction Costs are notified by the Sellers or a Group Company to the Purchaser prior to Completion in accordance with clause 2.6, the Purchase Price payable to the Sellers in accordance with clauses 2.4 and 2.5 shall be reduced by the relevant Leakage Amount, Transaction Costs and Leakage Interest so notified (subject to any adjustments thereto agreed pursuant to clause 2.6). If at Completion there remains any unresolved challenge (as referred to in clauses 2.6(i) and 2.6(ii)), the Sellers shall reimburse the portion of such Leakage Amount, Transaction Costs and Leakage Interest to which the unresolved challenge relates within ten (10) Business Days of such matter being resolved (whether by mutual agreement or arbitral determination). If any Leakage is notified by the Purchaser to the Sellers after Completion, the Sellers shall, subject to clause 6.5, reimburse such Leakage Amount, Transaction Costs and Leakage Interest within ten (10) Business Days of such notice (unless the Sellers dispute the notice, in which case the relevant amounts shall be paid within ten (10) Business Days of such matter being resolved (whether by mutual agreement or arbitral determination)).

6.5	The liability of the Sellers pursuant to clause 6.3 shall terminate on 1 April 2014, unless:
(a)	such liability relates to an unresolved challenge (as referred to in clauses 2.6(i) and2.6(ii)) at Completion; or
(b)
prior to 1 April 2014 the Purchaser has given bona fide notice to the Sellers of (i) a breach of clause 6.1 or (ii) the fact that Transaction Costs have been incurred by a Group Company after the Accounts Date, in which case, the Sellers may be liable for that breach and/or amount of Transaction Costs, irrespective of the expiry of the above-mentioned period.

7.	COMPLETION

7.1
Completion shall take place at the offices of the Sellers' Lawyers on the tenth (10th) Business Day after the date on which the Condition is satisfied or at such other time and on such other date as the Sellers and the Purchaser may agree in writing.

7.2
In accordance with the Notary letter, the Purchaser will pay or procure the payment of the Purchase Price (as adjusted pursuant to clause 2.5) on the Completion Date by wire transfer into the Notary's account as listed in clause 21. Until execution of the Deed of Transfer, the Notary will hold the funds so received for the benefit of the party who has paid them. Upon execution of the Deed of Transfer, the Notary will hold the Purchase Price (less the Escrow Amount) for the benefit of the Sellers or any other beneficiaries stipulated in the Notary Letter. The Notary will only pay such amounts to the Sellers, the Escrow Agent and any other beneficiary stipulated in the Notary Letter in accordance with this Agreement and the Notary Letter after execution of the Deed of Transfer.

7.3
The Notary is a civil law notary with the Sellers' Lawyers. The Purchaser acknowledges that it is aware of the provisions of the Ordinance Interdisciplinary Cooperation (Verordening Interdisciplinaire Samenwerking) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Purchaser acknowledges and agrees that the Sellers' Lawyers may advise and act on behalf of the Sellers with respect to this Agreement, and any agreements and/or any disputes related to or resulting from this Agreement.

7.4
At or prior to Completion, each Party shall do, or procure to be done, those things respectively listed in relation to it or its Affiliates in Schedule 11 (Completion) in the order in which they are required to be carried out pursuant to that Schedule.

7.5
In the event that the Purchaser and the Sellers agree that any debt of the Group Companies should be repaid at Completion, the Sellers will cooperate in good faith and provide all reasonable assistance to procure that the Group Companies do so, acknowledging that this can only be done in accordance with the Dutch Works Council Act, if applicable, and provided that the Purchaser will be responsible for putting the Group Companies in funds in order to make the repayment and provided further that any fees or penalties payable by a Group Company in connection with the early repayment of debt shall be borne by the Purchaser. To the extent practicable, the Parties shall arrange for the funds flow related to the repayment of such debt (and the reimbursement by the Sellers of pre-payment fees or penalties, if applicable) to be included in the mechanisms provided for in the Notary Letter.

8.	PRE-COMPLETION

8.1	In the period between the Signing Date and Completion, the Sellers shall ensure that:
(a)	each Group Company carries on the Business in the ordinary course of business;
(b)
each Group Company takes all reasonable steps to preserve and protect the assets and goodwill (including the existing relationships with customers and suppliers) associated with the Business and its operations; and

(c)	each Group Company files its tax returns on or before the respective due date and in line with past practice.

8.2
In the period between the Signing Date and Completion, the Sellers shall procure that, except with the written consent of the Purchaser (which shall not be unreasonably withheld or delayed and shall in any event be deemed to be given if no response is received within five (5) Business Days of a written request by the Sellers), no Group Company shall:

(a)
dispose of or grant, create, allot, issue, redeem or repurchase any share or loan capital or right of pre-emption (voorkeursrecht) or other security or grant any option over or other right to subscribe for any share or loan capital (including shareholder loans or profit participation rights);

(b)	create any Encumbrance over its shares, revenues, or assets other than Encumbrances over assets arising in the ordinary course of business (such as liens and retention of title);
(c)
incur any capital expenditure that exceeds an amount of EUR100,000 except for any capital expenditure which is specified in the investment plan attached to this Agreement as Appendix 2 (Investment Plan);

(d)
borrow any money (other than as permitted under existing financing arrangements that have been disclosed in the Data Room) or grant any third party interest bearing debt (including making any amendments to such debt arrangements);

(e)	acquire or dispose of any business or other material assets, other than in the ordinary course of business;
(f)
change its accounting procedures, principles, practices, its articles of association or other constitutional documents or its internal allocation policies in relation to any fiscal unity for tax purposes and, in particular, amend its (tax) accounting policies or enter into any special tax arrangements, compromises, rulings or other arrangements with any tax authority which may materially affect the tax position of any of the Group Companies;

(g)
enter into, terminate or materially amend any contract, agreement or commitment (i) which has an aggregate contract value in excess of EUR250,000 or (ii) which is likely to result in a material change in the nature or scope of the operations of the Business (or any modification of an existing contract or arrangement which would itself fall, or cause the contract or arrangement concerned to fall, within any of (i) and (ii)) or make any bid, tender, proposal or offer likely to lead to any such contract or arrangement;

(h)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;
(i)	institute or settle any litigation where it could result in a payment to or by, or a waiver of a claim by, a Group Company of EUR50,000 or more;
(j)
make any changes in the terms of employment (including pension fund commitments) of the directors and employees of any Group Company other than those required by law or pursuant to other existing binding obligations;

(k)
dismiss, employ or agree to employ any new persons fully or part time with an annual salary in excess of EUR75,000 (based on a full-time equivalent) other than if necessary for the replacement of current employees;

(l)	enter into any merger or demerger transaction or participate in any other type of corporate reconstruction, partnership or profit sharing arrangement;

(m)	enter into any agreement, including loan agreements, with any member of the Sellers’ Groups or of the Related Persons of the Sellers; or
(n)	agree to do anything as set out in paragraphs (a) to (m) of this clause 8.2.

8.3	The Sellers shall:
(a)	procure that the Purchaser, its representatives and advisers, to the extent legally permissible:
(i)
are given reasonable access to the books and records of such respective Group Companies at such times during normal business hours on any Business Day on reasonable notice to the Sellers, provided that such access shall not unreasonably disturb or interfere with the normal operations of the Group Companies; and

(ii)
for purposes of purchase price accounting, can undertake a fair value, as defined under accounting principles generally accepted in the US (US GAAP), valuation of all real and personal property of the Group Companies, including, but not limited to all land, buildings and equipment and are provided with the available information required for the valuation, given reasonable access to the facilities of the Group Companies and to those employees familiar with the equipment;

(b)
provide the Purchaser after the end of each calendar month with a copy of the most recent management accounts for the Business, as soon as practicable after the approval of such management accounts by the management board;

(c)
use all reasonable efforts to procure that the Group Companies effect the steps referred to in Schedule 14 (Pre-Completion Steps) before Completion, provided that completion of such steps shall not be a condition to Completion; and

(d)	cooperate and procure that the Group Companies cooperate with the Agreed Audits.
9.	POST-COMPLETION

9.1	For a period of six (6) years after the Completion Date, the Purchaser shall:
(a)
make available, or cause to be made available, to the Sellers and their (ultimate) shareholders, all information, records or documents which may be reasonably requested by the Sellers or (ultimate) shareholders to fulfil their reporting or filing requirements (including in relation to tax matters); and

(b)	preserve, or cause to be preserved, all information, records or documents pertinent to the Group that are in its possession or under its control, it being understood that any information provided to the Sellers under this clause 9.1 shall be subject to the provisions on confidentiality set out in clause 16.1.

9.2	Each Seller shall for a period of six (6) years from Completion, or such longer period as may be prescribed by applicable law:
(a)
make available, or cause to be made available, to the Purchaser and its (ultimate) shareholders, all information, records or documents pertinent to the Group Companies which may be reasonably requested by the Purchaser; and

(b)	preserve, or cause to be preserved, any information, records or documents pertinent to the Group that are in its possession or under its control.

9.3	The Purchaser will use its reasonable efforts to make the Group Companies the flagship synthetic products brand within the Purchaser's Group.

10.	DUE DILIGENCE INVESTIGATION

10.1	The Purchaser acknowledges and agrees that:
(a)
it has performed, with the assistance of professional advisors, a due diligence investigation with respect to the Shares, the Group Companies and their Businesses during the period 16 April 2012 to 25 May 2012 and has had, amongst other things:

(i)
access to financial, legal, tax, commercial, operational, environmental, insurance and other information provided in the Data Room and Red Room prepared in relation to certain Group Companies by the Sellers;

(ii)	the opportunity to submit questions to (and, to the extent provided by the Sellers, receive answers from) the Sellers; and
(iii)	access to the senior management of the Group Companies (including in formal management presentations on 7, 8 and 9 May 2012.
(together, the Due Diligence Investigation); and

(b)	during the Due Diligence Investigation:
(i)	the Purchaser has had the opportunity to review the information made available in the Data Room; and
(ii)
the Purchaser’s advisers have had the opportunity to review the information made available in the Data Room and the Red Room, it being understood that the Purchaser’s advisors were only permitted to report to the Purchaser on the findings out of such Red Room in compliance with the provisions of the Red Room Agreement, save in certain circumstances where a variation of such provisions was agreed to by the Sellers.

10.2
The information fairly disclosed in the Data Room (other than the Red Room), the reports based on documents in the Red Room that have been made available to the Purchaser, the written answers to the Purchaser to questions raised by the Purchaser and its advisors, and any other written information provided to or shared with the Purchaser in connection with the Due Diligence Investigation or fairly disclosed in Schedule 8 (the Disclosure Schedule) (together the Disclosed Information), shall be deemed disclosed to the Purchaser and have the effect as set out in clause 10.3. The content of the Data Room has been recorded on a DVD, an original of which will be deposited with the Notary on the Signing Date and which will provide final proof of the content of the Data Room and each party shall receive a copy of such DVD.

10.3
Notwithstanding any other provisions of this Agreement, the Sellers shall not be liable in respect of any matter giving rise to a Warranty Breach, to the extent that the matter giving rise to such Warranty Breach was fairly disclosed:

(a)	in the Disclosed Information; and/or

(b)	in this Agreement.

10.4
For the purposes of this clause 10, the term fairly disclosed shall refer to matters that appear on the face of the documents contained in the Disclosed Information and that are described in such manner and in such detail as to enable the Purchaser (considering (i) its knowledge of the type of business conducted by the Group and (ii) the expertise of the external advisers that the Purchaser has engaged to assist it with respect to the Due Diligence Investigation) to be aware of, and to make a reasonably informed assessment of, the nature of the matter disclosed and its significance. For the avoidance of doubt, where the Disclosed Information only makes reference to a document or a particular part of a document but the document or the particular part of a document has not been provided to the Purchaser or its advisers in the Disclosed Information, the contents of such document or particular part of the document shall not be deemed to have been fairly disclosed to the Purchaser.

10.5	The previous provisions of this clause 10 shall only apply to any Warranty Breach and not to any breach of any other obligation of or indemnity given by the Sellers under this Agreement.
11.	WARRANTIES AND LIMITATIONS

11.1
The Sellers warrant (garanderen) to the Purchaser that as at the Signing Date and additionally, but in respect of the Fundamental Warranties and the Sellers’ Warranties in Part 2 (paragraph 5) of Schedule 3 (Sellers' Warranties) only, as at the Completion Date, that each of the statements set out in Schedule 3 (Sellers' Warranties) is true and accurate.

11.2
In addition to any other limitations set out in this Agreement (in particular, clause 10 and clause 13), and subject to the apportionment of liability between each of the Sellers in accordance with clause 11.4, the liability of the Sellers in respect of any Claim shall be limited as follows:

(a)	the Sellers shall not be liable:
(i)	for any Warranty Breach in respect of which the amount of damages to which the Purchaser would otherwise be entitled is less than EUR50,000 provided that:
(A)	if such minimum amount has been exceeded, the whole amount may be recovered by the Purchaser and not only the excess; and
(B)	various Warranty Breaches relating to the same set of circumstances shall for the purposes hereof be treated as one and the same Warranty Breach; and
(ii)
unless the Warranty Breach on its own or when aggregated with other Warranty Breaches of or exceeding the amount referred to in clause 11.2(a)(i) exceeds EUR500,000, in which case, the whole amount (and not only the excess) may be recovered by the Purchaser;

(b)	the Sellers shall cease to be liable:
(i)	for any Warranty Breach in respect of the Fundamental Warranties, on the date that is five (5) years following the Completion Date; and
(ii)
in respect of all other Warranty Breaches, and all other Claims that relate to a breach of any Seller’s obligations between the Signing Date and Completion (excluding in respect of Leakage, Transaction Costs, Tax, the Specific Indemnities and the Environmental Indemnity, which shall be regulated as specified elsewhere in this Agreement), the later of:

(A)	the date that is eighteen (18) months after the Completion Date; and
(B)	1 April 2014,

except those in respect of which bona fide notice is given to the Sellers before the expiry of the relevant period and in respect of which legal proceedings have been initiated within twelve (12) months after that date; and

(c)	the general limitations set out in Schedule 9 (Limitations on Sellers' Liability) shall apply.

11.3	The liability of the Sellers shall be capped as follows:
(a)	in respect of:
(i)	all Warranty Breaches, other than Warranty Breaches in relation to the Fundamental Warranties; and
(ii)	all Claims under the Environmental Indemnity, Tax Indemnity and Specific Indemnities,
the Sellers' aggregate liability shall not exceed EUR17,800,000 and each individual Seller's liability shall not exceed an amount equal to its pro rata portion thereof (by reference to the Seller's shareholding in the Company); and

(b)
in respect of all other Claims, the Sellers' aggregate liability shall not exceed the Base Purchase Price and each individual Seller's liability shall not exceed an amount equal to its pro rata portion thereof (by reference to the Seller's shareholding in the Company), provided that the total liability of the Sellers under and in connection with this Agreement shall not exceed the Base Purchase Price and each individual Seller's total liability not exceed an amount equal to its pro rata portion of the Base Purchase Price (by reference to the Seller's shareholding in the Company).

11.4
The obligations of the Sellers under this Agreement are several and not joint or joint and several. Accordingly, the Sellers shall be severally liable under this Agreement (and not jointly or jointly and severally liable). Any liability of the Sellers in respect of any Claim shall be apportioned between each of them in proportion to their shareholding in the Company as set out in Schedule 1 (Sellers), provided that in respect of any Warranty Breach of paragraph 1 or 2.1 to 2.5 (inclusive, but in respect of paragraph 2.5 only where the right is granted by a Seller rather than the Company) of Part 1 of Schedule 3 (each a Seller Specific Claim) the relevant Seller that is in Warranty Breach shall be solely liable for such Warranty Breach and no other Seller will bear any liability in respect thereof.

11.5
Any payment made by the Sellers in respect of a Warranty Breach shall be deemed to be a reduction of the Purchase Price as a whole and allocated among the Sellers in accordance with clause 11.4, provided that in respect of a Seller Specific Claim the payment by the relevant Seller in respect of a Warranty Breach shall be deemed to be a reduction of the part of the Purchase Price allocated to that Seller.

11.6
The Sellers agree with the Purchaser that they will not bring any claim in connection with giving the Sellers' Warranties against any employee or director of any Group Company in the event of a Claim, except in the event of fraud, criminal behaviour or wilful misconduct.

11.7	The Purchaser acknowledges and agrees that:
(a)
the Sellers' Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Sellers or any member of the Sellers' Group, whether express or implied, in relation to the transaction contemplated by this Agreement (and the Purchaser hereby waives all rights and remedies which, but for this clause 11.7, might otherwise be available to the Purchaser, whether based on article 7:17 Dutch Civil Code or otherwise), it being understood that, other than in respect of the Sellers' Warranties, this does not limit the Purchaser’s ability to claim for performance and for breaches of covenants or other obligations under this Agreement; and

(b)
the Sellers (and their advisers) make no representation or warranty as to the completeness or accuracy of forecasts, estimates, projections, management presentations, statements of intent or statements of opinion provided to the Purchaser or its advisers on or prior to the Signing Date (including the information contained in the Data Room), provided that nothing in this clause 11.7 limits or excludes any liability for wilful misconduct or fraud (bedrog).

11.8
The Purchaser represents and warrants to the Sellers and that as at the Signing Date and as at the Completion Date each of the statements set out in Schedule 4 (Purchaser's Warranties) is and will be true and accurate.

12.	THIRD PARTY CLAIMS

12.1
If the Purchaser becomes aware of a Claim, it shall give notice of the relevant facts to the Sellers as soon as reasonably practicable after becoming aware of those facts and, in any event, within thirty (30) days of becoming aware of those facts, except with respect to contingent claims in which case the Purchaser shall give notice of the relevant facts to the Sellers as soon as reasonably practicable and in any event within thirty (30) days of the contingent claim having become an actual claim. For the avoidance of doubt, failure by the Purchaser to notify the Sellers within the time period referred to above, shall only prejudice the Purchaser’s ability to claim for such Claim insofar and to the extent that such delay has prejudiced the Sellers’ ability to prevent or mitigate the relevant damages.

12.2
If a Claim (other than a Tax Claim or a Claim under the Environmental Indemnity) arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), then the Sellers may, within twenty (20) Business Days after having been notified by the Purchaser of the Third Party Claim, elect by written notice to the Purchaser to assume the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and of any negotiations incidental thereto on the following terms:

(a)
the Sellers’ Representative (on behalf of all Sellers) acknowledges in writing towards the Purchaser that the matter underlying the Third Party Claim constitutes a breach of this Agreement and that as such the Sellers shall be liable towards the Purchaser with respect to such Third Party Claim, subject to the limits on liability contained in this Agreement;

(b)
the Purchaser shall procure that the relevant Group Company makes available to the Sellers’ Representative such persons and all such information as the Sellers’ Representative may reasonably require for assessing, contesting, appealing or compromising the Third Party Claim, however, without any unreasonable disruption to the day-to-day responsibilities of the relevant persons;

(c)
the Purchaser shall procure that the relevant Group Company takes such action to contest, appeal or compromise the Third Party Claim as may be requested by the Sellers’ Representative and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Sellers’ Representative; and

(d)
the Sellers shall keep the Purchaser informed without undue delay of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may reasonably be requested by the Purchaser.

12.3
When deciding whether to settle, avoid, dispute, resist, appeal, compromise or defend the relevant Third Party Claim or any adjudication in respect thereof, the Sellers shall first consult the Purchaser and shall, in making decisions on which action to take, take into account any adverse effect that the Sellers’ decision may have on the Purchaser’s Group, including the relevant Group Company. If the Sellers’ Representative (on behalf of the Sellers) decides that the Third Party Claim will not be settled but will be defended or decides that the relevant Group Company must appeal from an awarded judgment, the Sellers shall use reasonable efforts to conduct such litigation in their own name, including announcing publicly (if so requested by the Purchaser) that the Sellers are conducting such litigation in their capacity as the Sellers under this Agreement with a view to limiting their respective potential liability towards the Purchaser or relevant Group Company in connection with such Third Party Claim.

12.4
Notwithstanding any other provision of this clause 12, the Purchaser shall not be required to take, permit or omit, or procure the taking, permitting or omission of, any step or action in relation to any Third Party Claim nor shall the Purchaser be prevented from making any admission of liability, agreement or compromise with any person, body or authority if and for so long as:

(a)	the Sellers (through the Sellers’ Representative) have not sent the Purchaser a notice in accordance with clause 12.2(a); or
(b)	the taking, permitting or omission of steps or admission would be likely to have:
(i)	a material adverse effect on any important commercial, trading or long term (regulatory) relationship or on the reputation of any relevant company or the Purchaser; or
(ii)	a material adverse effect on the business, goodwill, financial position or future business prospects of any member of the Purchaser’s Group.

If the Sellers do not (timely) elect through written notice to the Purchaser to assume the conduct of a Third Party Claim as contemplated above, the Purchaser shall procure that the relevant Group Company consults with the Sellers’ Representative in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and the Purchaser shall, and shall procure that the relevant Group Company shall, keep the Sellers’ Representative informed of the progress of the Third Party Claim.

13.	INDEMNITIES

13.1	Subject to Completion occurring, the provisions of Schedule 6 (Tax Indemnity) shall apply from the Signing Date.
13.2	Subject to Completion occurring, the provisions of Schedule 15 (Environmental Indemnity) shall apply from the Signing Date.

13.3	From Completion, and subject to the limitations in this Agreement (in particular, clause 11), the Sellers shall indemnify and hold the Purchaser and the Group Companies harmless from and against:
(a)
any obligation to repay to the relevant granting authority any portion of the QREN (EU) program loans that have been made available to any Group Company at any time prior to the Signing Date which the Sellers and the Purchaser have assumed will be converted into grants (and are therefore not included in the amount referred to in clause 2.4(b)(ii)), except to the extent that the obligation to repay arises as a result of any act or omission of the Purchaser or the Group Companies after Completion; and

(b)
any fines or penalties imposed by the relevant government authorities in the municipalities of Murça, Viana do Castelo and Maia, Portugal, in respect of the industrial permits for which an application is, as at the Signing Date, currently pending (including due to the failure to obtain any such permit), except to the extent such fine or penalty arises as a result of any act or omission by any Group Company after Completion, the indemnities in paragraphs (a) and (b), together, the Specific Indemnities. The Sellers shall cease to be liable for any claim under the Specific Indemnities on 1 April 2014, except in respect of any valid bona fide claim notified prior to that date, in respect of which the Specific Indemnity shall survive until such time as the claim is either satisfied or otherwise settled, or dismissed, abandoned or withdrawn.

14.	RESTRAINTS

14.1	From Completion, each of Mr J.L. Guerreiro Gramaxo and Ms M. de L. Guerreiro Gramaxo Rozeira, each as an indirect shareholder in the Company, agrees that they shall not:
(a)	for a period of three (3) years from Completion, be engaged or concerned in carrying on any business which is competitive with any of the businesses carried on by a Group Company at Completion;
(b)
for a period of three (3) years from Completion, induce or attempt to induce any person who is or was at any time during the last twelve (12) months before the date hereof a customer, supplier or other business relation of any Group Company, their Affiliates and/or the Business to cease doing business with such companies, to materially reduce its business with such companies or to do business with such companies on less favourable terms, or in any way interfere with the relationship between such companies and/or the Business, on the one hand, and any of their customers, suppliers or other business relations, on the other; or

(c)
for a period of three (3) years from Completion (other than in a response to a newspaper or trade advertisement) offer employment or induce or attempt to induce any director or senior/key employee of a Group Company to leave the employment of that Group Company with a view to hiring such person.

14.2
Each of the undertakings in clause 14.1 is given to the Purchaser and to each of its Affiliates (including the Group Companies after Completion). Each of Mr. J.L. Guerreiro Gramaxo and Ms M. de L. Guerreiro Gramaxo Rozeira acknowledge that each is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and its Affiliates. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

15.	ESCROW AGREEMENT

15.1
As security for the payment obligations of the Sellers arising in respect of Claims, an amount equal to EUR17,800,000 (such amount, the Escrow Amount), minus the Deposit already held by the Escrow Agent pursuant to clause 3.1, shall at Completion be transferred to the Escrow Agent and be held in escrow on the terms contained in the escrow agreement to be entered into by the Purchaser, the Company, Lankhorst BV and the Escrow Agent on or around the Signing Date, which shall be in the form contained in Schedule 13 (Escrow Agreement) (the Escrow Agreement).

15.2	The Escrow Amount will be released in three parts, being:
(a)	50% of the Escrow Amount (less the amount of Claims made before the relevant date) on 31 March 2013; and
(b)	25% of the Escrow Amount (less the amount of Claims made before the relevant date) on each of 30 September 2013 and 31 March 2014, in accordance with the Escrow Agreement.

15.3	In respect of any monetary claims against the Sellers under this Agreement, other than in respect of:
(a)	Leakage Amounts, Transaction Costs and Leakage Interest; and
(b)	a Sellers Specific Claim.
the Purchaser shall first have recourse against (the balance of) the Escrow Amount, and only once the (the balance of) Escrow Amount is exhausted may it seek to recover any amount from the Sellers, and then only within the limitations set out in this Agreement. The Purchaser's recourse against (the balance of) the Escrow Amount in respect of one or more Claims against any Seller shall not exceed such Seller's pro rata share of (the balance of) the Escrow Amount (by reference to the Seller's shareholding and taking into account any previous recovery from the amount held in escrow for a Claim against such Seller).

15.4
In the event of a Claim, subject to the relevant provisions of this Agreement (in particular the time periods and other limitations clause 11.2) the Purchaser and the Sellers (or, in the case of a Seller Specific Claim, the relevant Seller) shall instruct the Escrow Agent to promptly release the relevant part of the Escrow Amount (plus any interest accrued over the amount to be released while held in the Escrow Account) from the Escrow Account to the Purchaser and/or the relevant Seller(s) who are (pursuant to paragraph (a) or (b) below) entitled to such amount, within five (5) Business Days after:

(a)	the relevant parties have agreed the amount of the claim that was the subject of the relevant Escrow Claim Notice (as referred to in the Escrow Agreement); or
(b)
the Purchaser has obtained judgment in respect of the amount of the claim that is the subject of the relevant Escrow Claim Notice (as referred to in the Escrow Agreement), and the judgment is no longer subject to appeal.

15.5
The Purchaser and the Sellers' Representative (on behalf of the relevant Seller(s)) shall send notices to the Escrow Agent to release the relevant part of the Escrow Amount at the times specified in this Agreement and the Escrow Agreement. Furthermore, the Sellers acknowledge and agree (i) that the Escrow Agreement provides that amounts to be released under the Escrow Agreement to the Sellers shall be released either to the Company (in the circumstances referred to in clause 3.4) or Lankhorst B.V. (in all other cases) and (ii) that any such release to the Company or Lankhorst B.V., as the case may be, shall be deemed to be a payment that was duly made to all relevant Sellers entitled to receive a part of the amount so released.

16.	CONFIDENTIALITY

16.1
Subject to clause 16.5, neither the Sellers nor the Purchaser shall make (or permit any of the Group Companies to make) any announcement concerning the transaction contemplated by this Agreement or any ancillary matter before, on or after Completion.

16.2
The Sellers and the Purchaser shall and shall procure that each member of the Purchaser's Group or the Sellers (as the case may be) from time to time shall keep confidential all information provided to it by or on behalf of a member of the Purchaser's Group or the Sellers (as the case may be) or otherwise obtained by or in connection with this Agreement which relates to a member of the Purchaser's Group or the Sellers (as the case may be). For the avoidance of doubt, nothing in this clause 16 shall restrict the ability of any member of the Purchaser’s Group to disclose information regarding the Group Companies or their business after the Completion Date.

16.3
The Purchaser shall procure that if, after Completion any Group Company holds confidential information relating to the Sellers, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Sellers or destroy it, in each case without retaining copies.

16.4
Each of the Sellers shall procure that if, after Completion, it or any of its Affiliates holds confidential information relating to a Group Company and/or the Business, it and, as the case may be, its Affiliates shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or, at the Purchaser's option, destroy it, in each case without retaining copies.

16.5	Nothing in this clause 16 prevents any announcement or disclosure being made or any confidential information being disclosed:
(a)	with the written approval of the other Parties, which, in the case of any announcement, shall not be unreasonably withheld or delayed; or
(b)
to the extent required by law, regulation or any competent regulatory body or exchange, provided that a Party required to make such disclosure or announcement shall without undue delay notify the other Parties, where practicable and lawful to do so, before the disclosure or announcement occurs and cooperate with the other Parties regarding the timing and content of such disclosure or announcement or any action which the other Parties may reasonably elect to take to challenge the validity of such requirement;

(c)
to the extent any announcement, disclosure or use is required by the terms of the US$425 million 9.5% Senior Notes due 2017 issued by WireCo WorldGroup Inc (an Affiliate of the Purchaser) or any bond or security issued by WireCo WorldGroup Inc or any of its Affiliates after the date of this Agreement;

(d)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by the disclosing Party;
(e)
to any Party's professional advisers, auditors or bankers or those of an Affiliate of that Party, provided that before any disclosure to any such person, the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause 16; or

(f)
to the extent that it relates to the Group Companies or the terms of this Agreement, to potential purchasers of any Party or an Affiliate of that Party or of the business or a part of the business of such Party or in the course of an initial public offering.

17.	GUARANTEE AND WARRANTIES BY THE GUARANTOR

17.1	The Guarantor guarantees as its own direct, primary, unconditional and irrevocable obligation to the Sellers the payment and performance when due of all amounts and obligations by the Purchaser under this Agreement and all related documents. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged.

17.2	The Guarantor's obligations under this clause 17:
(a)
constitute direct, primary and unconditional obligations to pay any sum which, and to the extent, the Purchaser is liable to pay under this Agreement and to perform of the Purchaser under this Agreement, in each case where the Purchaser has failed to comply with any such obligation within thirty (30) Business Days after having received written notice from the Sellers requiring it to do so; and

(b)	shall not be affected by any matter or thing which, but for this provision, might operate to affect or prejudice those obligations, including:
(i)	any time or indulgence granted to the Purchaser or any other person; or
(ii)	the exercise, variation, renewal or release of, or refusal or neglect to perfect or enforce any right, remedy or security against the Purchaser or any other person.

17.3
The Guarantor represents and warrants to the Sellers at the Signing Date and shall represent and warrant at the Completion Date that each of the statements set out in Schedule 5 (Guarantor Warranties) is true and accurate.

18.	NOTICES

18.1
Any notice or other formal communication given under this Agreement must be in writing (which includes fax and email) and delivered in person, or sent by post, fax or email to the relevant Party at the following address or at such other address or fax number or email address as such Party may notify to the other Parties under this clause 18.1:

(a)	to each of the Sellers at the addresses indicated in Schedule 16:
(b)	to the Purchaser at:
WireCo Dutch Acquistion B.V.
c/o WireCo WorldGroup Inc.
12200 NW Ambassador Drive
Kansas City, MO 64163
USA
Fax: +1 816 270 4721
Email: brianblock@wirecoworldgroup.com
marked for the attention of: Brian G. Block,

copy to:
Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS
UK
Fax: +44 20 7108 7703
Email: frank.miller@freshfields.com
marked for the attention of: Frank Miller

(c)	to the Guarantor at:
CASAR Drahtseilwerk Saar GmbH
c/o WireCo WorldGroup Inc.

12200 NW Ambassador Drive
Kansas City, MO 64163
USA
Fax: +1 816 270 4721
Email: brianblock@wirecoworldgroup.com
marked for the attention of: Brian G. Block,

copy to:
Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS
UK
Fax: +44 20 7108 7703
Email: frank.miller@freshfields.com
marked for the attention of: Frank Miller

18.2
Any notice or other document sent by post shall be sent by registered post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as the country of origin) or by overnight courier (if the destination is elsewhere).

18.3	Any notice or other communication shall be deemed to have been given:
(a)	if delivered in person, at the time of delivery;
(b)	if sent by post:
(i)	if the destination country is the same as the country of origin, at 10:00 am (local time at the place of destination) on the second (2nd) Business Day after it was put into the post; or
(ii)	if the destination is elsewhere, at 10:00 am (local time at the place of destination) on the fifth (5th) Business Day after it was put into the post by overnight courier; or
(c)
if sent by fax or email, on the date of transmission, if transmitted before 5:00 pm (local time at the place of destination) on any Business Day, and in any other case, at 9:00 am (local time at the place of destination) on the Business Day following the date of transmission.

18.4
In proving service of a notice or other communication, it shall be sufficient to show that delivery in person was made or that the envelope containing the communication was properly addressed and posted in accordance with clause 18.2, or that the fax or email was properly addressed and transmitted, as the case may be.

18.5
Other than in relation to a Seller Specific Claim or another Claim not made against all of the Sellers (an Individual Claim), the Sellers hereby appoint Mr J.L. Guerreiro Gramaxo as their representative (the Sellers’ Representative). Other than in relation to an Individual Claim, any notice or communication in relation to this Agreement to the Sellers’ Representative shall be deemed a notice to each of the Sellers individually. Other than in relation to an Individual Claim, a notice from the Sellers to the Purchaser shall only be deemed received if such notice was sent by the Sellers’ Representative. Other than in relation to an Individual Claim, any communication from the Sellers’ Representative shall be binding for all Sellers and be deemed to reflect the intention (wil) of all individual Sellers, without any duty for the Purchaser to verify the content of such notice with the Sellers individually. The Sellers may notify the Purchaser (through a written notice signed by all of the Sellers) of a replacement to the Sellers’ Representative, which replacement shall assume such role on the date that is ten (10) Business Days after the receipt by the Purchaser of such notice. The current details of the Sellers’ Representative are as follows:

Mr J.L. Guerreiro Gramaxo
Fax: +31 (0) 515 487 660
Email: JoseGramaxo@grupoeuronete.pt
Address: Royal Lankhorst Euronete Group BV
P.O. Box 203
NL-8600 AE Sneek
the Netherlands
marked for the attention of: Mr José Luis Guerreiro Gramaxo

18.6
The Sellers hereby acknowledge and agree that the Seller's Representative shall have no obligation to consult with them in relation to Claims or otherwise in relation to any action taken by the Seller's Representative under this Agreement. No Seller shall have any claim against the Seller's Representative, save in the event of fraud, and the Sellers hereby indemnify (as an irrevocable third party stipulation (derdenbeding)) the Seller's Representative against any claim against the Seller's Representative under or in relation to the matters set out in this Agreement (including any acts or omissions in his role as Seller's Representative).

19.	FURTHER ASSURANCES
On or after Completion, each Party shall, subject to the provisions of this Agreement, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other party may from time to time require in order to give full effect to this Agreement.

20.	ASSIGNMENTS

20.1	Except as provided for in this clause 20, no Party may assign any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the other Parties.

20.2
Prior to Completion, the Purchaser may assign the benefit of this Agreement to, and it may be enforced by, any member of the Purchaser’s Group (as long as it remains a member of the Purchaser’s Group) as if it were the Purchaser under this Agreement, but if it assigns any of its obligations it shall remain jointly and severally liable for the due performance thereof.  Furthermore, the Purchaser may pledge the benefit of this Agreement to, and it may be enforced by, any banks or other financiers providing financing in connection with the transaction contemplated by this Agreement.

21.	PAYMENTS

21.1	Unless otherwise expressly stated, all payments to be made under this Agreement shall be made in EUR to the Company, Lankhorst BV, the Purchaser or the Notary as follows:
(a)	to the Company
bank:	ABN AMRO Bank N.V.
account number:	51.59.26.752
in the name of:	Koninklijke Lankhorst-Euronete Group B.V
address bank:	Postbus 686, 8000 AR Zwolle
IBAN:	NL50ABNA0515926752
BIC/swift code:	ABNANL2A

or such other account as the Company may specify;

(b)	to Lankhorst BV:
bank:	ABN AMRO Bank N.V.
account number:	04.82.10.01.17
in the name of:	Administratiekantoor Lankhorst B.V.
address bank:	Postbus 686, 8000 AR Zwolle
IBAN:	NL78ABNA0482100117
BIC/swift code:	ABNANL2A

or such other account as Lankhorst BV may specify;

(c)	to the Purchaser:
bank:	Bank of America, N.A.
account number:	02.66.53.26.16
in the name of:	WireCo Dutch Acquisition B.V.
address bank:	RembrandtTower - Amstelplein 1, 1096 HA Amsterdam
IBAN:	NL12BOFA0266532616
BIC/swift code:	BOFANLNX

or such other account as the Purchaser may specify; and

(d)	to the third party bank account of the Notary at:
bank:	ABN AMRO Bank N.V.
EUR account number:	55.58.86.999
in the name of:	Allen & Overy LLP Notarissen Derdengelden Kwaliteitsrekening
address bank:	Coolsingel 119, 3012 AG Rotterdam
IBAN:	NL16ABNA0555886999
BIC/swift code:	ABN AN L2A
reference:	"J.J.C.A. Leemrijse, Project Luanda, 0089978-0000004"

21.2
Save as otherwise specifically set out in this Agreement, if a Party defaults on any payment when due under this Agreement, it shall pay statutory interest (wettelijke rente) at the then applicable rate on that sum from the date on which payment is due until the date of actual payment (before as well as after judgment), which interest shall accrue from day to day and be compounded monthly.

21.3
If a Party is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, that Party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the receiving Party such additional amount as shall be required to ensure that the net amount received by the receiving Party will equal the full amount which would have been received by the receiving Party had no such deduction or withholding been required to be made.

21.4
Any payment made by the Sellers to the Purchaser or by the Purchaser to the Sellers (other than the Purchase Price), as the case may be, under this Agreement shall be deemed to be a reduction or increase, as the case may be, of the relevant part of the Purchase Price that such Seller has received in respect of the Shares.

22.	COSTS
Save as otherwise provided in this Agreement, or specifically agreed in writing by the Parties after the Signing Date, each Party will pay the costs and expenses incurred by it in connection with the entering into and completion of the transaction contemplated in this Agreement, including in respect of their obligations in satisfying the Conditions and the other requirements for transferring the Shares.

23.	GENERAL

23.1
The receipt by the Sellers' Lawyers or the Purchaser's lawyers of any sum or document to be paid or delivered to the Sellers or the Purchaser shall discharge the Purchaser's or the Sellers' obligation to pay or deliver it to the Sellers or the Purchaser (as the case may be).

23.2
Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue to be in force after Completion and shall not be affected by the waiver of any Condition or notice given by the Purchaser in respect of any Condition.

23.3	This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

23.4
Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party's permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

23.5	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:
(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
24.	NO RECISSION
To the extent permitted by law, the Parties waive their rights, if any, to (i) in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this Agreement, and (ii) invoke section 6:228 of the Dutch Civil Code in the sense that an error (dwaling) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 of the Dutch Civil Code. The rights of the Purchaser arising out of the provisions under Title 1 of Book 7 of the Dutch Civil Code are hereby expressly excluded (to the extent these provisions do not contain mandatory law). In the event of a breach of this Agreement, the only remedy for the

Purchaser shall be a claim for specific performance (nakoming) or damages, provided that in respect of a Warranty Breach a claim may only be made for damages.

25.	WHOLE AGREEMENT

25.1
This Agreement and the various agreements to be entered into pursuant to this Agreement contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions (including the letter of intent referred to in Recital (C) of this Agreement).

25.2
If and to the extent the laws of any jurisdiction provide for more protection to a Party in addition to the provisions in this Agreement (such as additional rights exercisable vis-à-vis the Sellers or implied representations and warranties in addition to the Sellers' Warranties), the Parties hereby exclude or (if incapable of exclusion) irrevocably waive (afstand van recht) the right to invoke this additional protection, and the other Parties hereby accept such waiver.

25.3	This Agreement may only be amended and any provision hereof may only be waived in writing, where such amendment or waiver is signed by all the Parties.
26.	GOVERNING LAW
This Agreement and any contractual or non-contractual obligations arising out of or in connection with it, are governed by and shall be construed in accordance with the laws of the Netherlands.

27.	DISPUTE RESOLUTION

27.1
Any dispute arising out of or in connection with this Agreement (including any dispute as to the validity of this Agreement, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut).

27.2
The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. Their arbitral award will not be disclosed other than to the parties to the arbitral proceedings.

27.3	Clauses 27.1 and 27.2 shall also apply to disputes arising out of or in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

27.4	Consolidation of arbitral proceedings with other proceedings as provided for in article 1046 of the Dutch Code of Civil Procedure is excluded.
28.	LANGUAGE
Unless otherwise agreed, all notices, demands, requests, statements, certificates or other documents or communications given under or in connection with this Agreement shall be in English.

SIGNATORIES

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

ADMINISTRATIEKANTOOR LANKHORST B.V. /s/ Rob Oudshoorn By: Rob Oudshoorn Its: Chiarman Supervisory Board/Director Administratiekantoor Lankhorst B.V.	GRAMAXO INVESTIMENTOS SGPS SA /s/ Jose Gramaxo By: Jose Gramaxo Its: President

GRAMAXO INVESTIMENTOS SGPS SA	WIRECO DUTCH ACQUISITION B.V.
/s/ Lurdes Gramaxo By: Lurdes Gramaxo Its: Vice President	/s/ I. L. Glazer By: I. L. Glazer Its: Director

For the acknowledgement and acceptance of clause 25.1 of this Agreement:

KONINKIJKE LANKHORST-EURONETE GROUP /s/ E. J. F. Bos By: E. J. F. Bos Its: Director

/s/ A. R. van der Sluis Mr A.R. van der Sluis
/s/ A. van der Meulen Mrs A. van der Meulen
/s/ B. van der Meulen Mrs B. van der Meulen
/s/ C.J. Oldenboom Mrs C.J. Oldenboom
/s/ H. W. Wierda Drs H.W. Wierda
/s/ J. Cath Mr J. Cath	/s/ P.T. Cath Mrs P.T. Cath
/s/ P.A. Gosliga Mrs P.A. Gosliga

/s/ H.J. Wierda Mr H.J. Wierda
/s/ C. van der Sluis Mrs C. van der Sluis
/s/ R.A. van der Sluis R.A. van der Sluis

WIRECO DUTCH ACQUISITION B.V.	WIRECO DUTCH ACQUISITION B.V.

/s/ J. Keith McKinnish	/s/ E.M.P. Rijbroek
By: J. Keith McKinnish	By: E.M.P. Rijbroek
Its: Director (A)	Its: Director B

WIRECO DUTCH ACQUISITION B.V	CASAR DRAHTSEILWERK SAAR GMBH

/s/ I. L. Glazer	/s/ I. L. Glazer
By: I. L. Glazer	By: I. L. Glazer
Its: Director (A)	Its: Director with individual power of representation

For the acknowledgement and acceptance of clause 14 (and additionally, in the case of Mr J.L. Guerreiro Gramaxo, his appointment as the Sellers' Representative under clause 18.5) of this Agreement and of the undertakings thereunder:
/s/ J. L. Guerreiro Gramaxo Mr J.L. Guerreiro Gramaxo
/s/ M. de L. Guerreiro Gramaxo Rozeira Ms M. de L. Guerreiro Gramaxo Rozeira

SCHEDULE 1

SELLERS

Name of Seller	Number of Shares	Percentage shareholding
Administratiekantoor Lankhorst B.V.	7,262,069 shares A, numbered A1 through A7,262,069	24.21%
Mr A.R. van der Sluis	248,275 shares B, numbered B1,241,380 through B1,489,654	0.83%
Mrs A. van der Meulen	1,250,689 shares C, numbered C1 through C951,207, C5,997,415 through C6,284,483 and C6,858,622 through C6,871,034	4.17%
Mrs B. van der Meulen	1,238,276 shares C, numbered C951,208 through C1,902,414 and C6,284,484 through C6,571,552	4.13%
Mrs C.J. Oldenboom	962,068 shares C, numbered C1,902,415 through C2,852,069, C6,871,035 through C6,883,447	3.21%
Drs H.W. Wierda	1,249,137 shares C, numbered C2,852,070 through C3,801,724, C5,710,346 through C5,997,414 and C6,833,448 through C6,895,860	4.16%
Mrs P.T. Cath and Mr J. Cath	648,624 shares C, numbered C3,801,725 through C4,437,931 and C6,895,861 through C6,908,277	2.16%
Mrs P.A. Gosliga	636,207 shares C, numbered C4,437,932 through C5,074,138	2.12%
Mr H.J. Wierda	935,689 shares C, numbered C5,074,139 through C5,710,345, C6,571,553 through C6,858,621 and C6,908,278 through C6,920,690	3.12%
Mrs C. van der Sluis	1,179,311 shares B, numbered B1,489,655 through B2,110,344 and B3,786,207 through B4,344,827	3.93%

Name of Seller	Number of Shares	Percentage shareholding

Mr R.A. van der Sluis	1,179,310 shares B, numbered B2,110,345 through B2,731,033 and B4,344,828 through B4,903,448	3.93%
Gramaxo Investimentos SGPS SA	13,210,345 shares D, numbered D1 through D13,210,345	44.03%
Total	7,262,069 shares A 2,606,896 shares B 6,920,690 shares C 13,210,345shares D	100%

SCHEDULE 2

SUBSIDIARIES

Name of subsidiary	Country of incorporation	% of shares
Lankhorst Sneek BV	Netherlands	100%

Lankhorst Engineered Products BV	Netherlands	100%

Lankhorst Recycling Products BV	Netherlands	100%

Lankhorst Mouldings BV	Netherlands	100%

Ekon BV	Netherlands	100%

Lankhorst Recycled Products UK Ltd	United Kingdom	100%

Noord Nederland Recycling BV	Netherlands	100%

Lankhorst Recycling Deutschland GmbH	Germany	100%

Lankhorst Pure Composites BV	Netherlands	100%

Lankhorst Touwfabrieken BV	Netherlands	100%

Verto Touw Holland BV	Netherlands	100%

Lankhorst Indutech Cerfil BV	Netherlands	100%

Euro Rope and Netting Trading BV	Netherlands	100%

Lankhorst Ropes UK Ltd	United Kingdom	100%

Lankhorst Taselaar BV	Netherlands	100%

Lankhorst Hohorst BV	Netherlands	100%

Lankhorst Hohorst GmbH	Germany	100%

Assurantiekantoor Het Fortuin BV	Netherlands	100%

Labovine BV	Netherlands	100%

Terschellinger Zeemanshandwerk BV	Netherlands	100%

Grupo Euronete SGPS SA	Portugal	100%

IJmuiden Stores Holland BV	Netherlands	100%

Euronete Scandinavia A/S	Denmark	100%

Euro Fishing Gear Ltd	United States of America	100%

Euronete (UK) Ltd	Scotland	100%

Le Drezen SAS	France	100%

Cobremap SAS	France	100%

Lankhorst Euronete Portugal SA	Portugal	100%

Euronete Australia Pty Ltd	Australia	100%

Lankhorst Euronete (Brasil) – Industria e Comercio Ltda	Brazil	80%

Lankhorst Euronete Australia Pty Ltd	Australia	60%

Eurorope Performance Rope Producers	Greece	50%

ScanRope Marine AS	Norway	50%

Lankhorst Euronete Espana SA	Spain	50%

Lankhorst Euronete India Private Limited	India	50%

SCHEDULE 3
SELLERS' WARRANTIES

PART 1

CAPACITY AND AUTHORITY, TITLE AND INSOLVENCY

1.	CAPACITY AND AUTHORITY
1.1	Each of the Sellers (other than those who are natural persons) is duly organised and validly existing under the law of its country of incorporation.
1.2
Each of the Sellers has the requisite power and authority to carry on its business as currently conducted and to execute this Agreement and any other agreements contemplated herein to which it is a party, to exercise its rights and to perform its obligations hereunder and to consummate the transactions contemplated herein.

1.3
The execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action and, save as set forth in this Agreement, no consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person are required in connection with the entering into of this Agreement, or of the agreements contemplated herein.

1.4
None of the Sellers or any part of its assets or undertakings is involved in or subject to any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, no such action or request is pending or currently threatened and no circumstances exist that would justify any such action being taken. No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Seller and no circumstances exist that would justify any such action being taken.

1.5
This Agreement and all other agreements and obligations undertaken in connection with the transaction contemplated herein constitute or will constitute, following the execution thereof, the valid and legally binding obligations of the Sellers, enforceable against it in accordance with their respective terms.

1.6
The execution and performance by each Seller of this Agreement, and of the agreements contemplated herein, will not violate the provisions of any law by which it is bound, any decree or order of a governmental entity or other authority by which it is bound, its articles of association, its deed of incorporation or bylaws or other similar documents (each as amended from time to time), any contract, agreement or other instrument by which it is bound or any resolution of its supervisory board, management board or other corporate governing body or of its shareholders.

2.	TITLE AND AUTHORITY
2.1	Each of the Sellers has full legal and beneficial title to, and ownership of, the Shares set out opposite their name in Schedule 1 (Sellers).
2.2
The Shares set out opposite each Seller's name in Schedule 1 (Sellers) constitute the whole of that Seller's interest in the issued share capital of the Company. The Shares (in aggregate) constitute the whole of the issued share capital of the Company.

2.3
The Sellers have full power, right and authority to transfer the Shares to the Purchaser on the terms of the Agreement and the Sellers are not under any obligation of any kind whatsoever, whether actual or contingent to sell, create any Encumbrance, deliver, transfer or otherwise dispose of any of the Shares, other than as set out in the Agreement. The Sellers have not entered into any agreement, arrangement or obligation to do the same.

2.4
The Shares are fully paid up and have not been repaid, are free and clear of Encumbrances and there are no obligations on the part of the Sellers or any person acquiring the Shares to contribute any debt or equity to the Company.

2.5
Neither the Company nor the Sellers have granted to any person any right (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of the share capital or any other security giving rise to a right over, or an interest in, the capital of the Company. There are no outstanding depository receipts (certificaten) in relation to the Shares.

2.6
The Sellers have not voted any of their Shares in favour of any resolution of the Group Companies by which the Group Companies grant, and the Sellers have not themselves granted, to any person any right (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of the share capital or any other security giving rise to a right over, or an interest in, the capital of the Group Companies.

2.7
The Group Companies are duly incorporated, properly formed and validly existing under the laws of the relevant country of incorporation. Each of the Group Companies has the requisite power and authority (corporate and other) to carry on its business as currently conducted.

2.8	No Group Company holds or beneficially owns and no Group Company has agreed to acquire any shares in any other company other than the Subsidiaries.
2.9
The Company owns, directly or indirectly, the Subsidiary Shares. Unless otherwise specified in Schedule 2 (Subsidiaries), the Subsidiary Shares constitute the whole of the issued and outstanding share capital of the respective Subsidiaries.

2.10
There is no Encumbrance on, over or affecting any of the Subsidiary Shares, nor is there any commitment to give or create any Encumbrance. The Subsidiary Shares are fully paid up and have not been repaid.

3.	INSOLVENCY
3.1
No Group Company nor any part of its assets or undertakings is involved in or subject to any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, no such action or request is pending or currently threatened and no circumstances exist that would justify any such action being taken.

3.2
No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Group Company and, to the best knowledge of the Sellers, no circumstances exist that would justify any such action being taken.

PART 2

BUSINESS WARRANTIES

4.	ACCOUNTS
4.1	The Accounts:
(a)	have been prepared in accordance with generally accepted accounting principles and practices in the Netherlands;
(b)	give a true and fair view (getrouw beeld) of the financial condition of the Group Companies as at the Accounts Date and of the profit or loss for the period ended on the Accounts Date; and
(c)	have been prepared on a basis consistent with the basis employed in the Company's audited accounts for each of the two preceding financial periods.
4.2
Other than in respect of any liabilities arising or incurred under or in connection with Environmental Laws (as defined in the Environmental Indemnity), Tax, compliance with applicable laws and regulations or in connection with the matters addressed by the Fundamental Warranties, there are no actual or contingent liabilities of any of the Group Companies (whether or not those liabilities are required to be disclosed or provided for in accordance with generally accepted accounting principles in the Netherlands) which individually exceed an amount of EUR500,000 except for: (i) liabilities disclosed or provided for in the Accounts or incurred in the ordinary course of business since the Accounts Date; and (ii) liabilities disclosed elsewhere in this Agreement or in the Disclosed Information.

4.3
Other than as disclosed or provided for in the Accounts, no Group Company has any liability (including through guarantees, indemnities or other forms of security provided by any Group Company) in respect of any obligation or liability of any entity listed in Schedule 2 (Subsidiaries), other than a pro rata share of any liability or obligation which does not exceed the relevant Group Company's pro rata share of the issued and outstanding ordinary shares in such entity.

4.4
In the period between the Accounts Date and the Signing Date, there has been no fact, circumstance or event that would have resulted in a breach of the provisions of clauses 8.1 and 8.2(a) to 8.2(i) (inclusive) if such clauses were drafted to apply during the period between the Accounts Date and the Signing Date.

5.	COMPLIANCE WITH LAWS
To the best knowledge of the Sellers:

(a)
each Group Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents and in accordance with all applicable laws and regulations (including the competition legislation or practice of any jurisdiction);

(b)
no Group Company is in material default of or subject to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, including in relation to competition matters;

(c)	no Group Company (and no director, employee or consultant of any Group Company or any person who advises, directs or instructs any Group Company) has received written notice that it is in violation of, or in default with respect to, any statute, law, regulation, order, decree or judgment of any court or government agency of the jurisdiction in which it is incorporated or operates, including from any governmental entity having jurisdiction in competition matters.

6.	RELATED PARTY TRANSACTIONS
Except for employment and service contracts in the ordinary course of business, none of the Group Companies is party to any agreement or arrangement with any director, officer, employee or consultant of the Group Companies or with any Seller, Affiliate of a Seller or any Related Persons of any of the Sellers.

7.	DISCLOSED INFORMATION
To the Sellers' best knowledge, the Disclosed Information (together with such other information as has been disclosed to the Purchaser), contains all information, the disclosure of which could reasonably be expected to be material and relevant (inter alia, taking into account the requests made by or on behalf of the Purchaser) to a purchaser (being a purchaser that has the same knowledge of the type of business conducted by the Group Companies as the Purchaser's Group) to evaluate the risks related to the Shares, the Group Companies and the Business.

SCHEDULE 4

PURCHASER'S WARRANTIES

1.	The Purchaser is duly organised and validly existing under the laws of the jurisdiction in which it was incorporated.
2.
The Purchaser has the requisite power and authority (corporate and other) to carry on its business as currently conducted and it is authorised to execute this Agreement and any other agreements contemplated herein to which it is a party and to consummate the transaction contemplated herein. The execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action and save as set forth in this Agreement, no consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person are required in connection with the entering into of this Agreement, or of the agreements contemplated herein.

3.
Neither the Purchaser nor any part of its assets or undertakings is involved in or subject to any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, no such action or request is pending or currently threatened and no circumstances exist that would justify any such action being taken.

4.
No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of the Purchaser and to the best knowledge of the Purchaser, no circumstances exist that would justify any such action being taken.

5.
The execution and performance by the Purchaser of this Agreement, and of the agreements contemplated herein, will not violate the provisions of any law by which it is bound, any decree or order of a governmental entity or other authority by which it is bound, its articles of association, its deed of incorporation or bylaws or other similar documents (each as amended from time to time), any contract, agreement or other instrument by which it is bound or any resolution of its supervisory board, management board or other corporate body or of its shareholders.

6.
This Agreement and all other agreements and obligations undertaken in connection with the transaction contemplated herein constitute or will constitute, following the execution thereof, the valid and legally binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

SCHEDULE 5

GUARANTOR WARRANTIES

1.	The Guarantor is duly organised and validly existing under the laws of the jurisdiction in which it was incorporated.
2.
The Guarantor has the requisite power and authority (corporate and other) to carry on its business as currently conducted and it is authorised to execute this Agreement and any other agreements contemplated herein to which it is a party and to fulfil its obligations under this Agreement. The execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action and save as set forth in this Agreement, no consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person are required in connection with the entering into of this Agreement, or of the agreements contemplated herein.

3.
Neither the Guarantor nor any part of its assets or undertakings is involved in or subject to any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, no such action or request is pending or currently threatened and no circumstances exist that would justify any such action being taken.

4.
No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of the Guarantor and to the best knowledge of the Guarantor, no circumstances exist that would justify any such action being taken.

5.
The execution and performance by the Guarantor of this Agreement, and of the agreements contemplated herein, will not violate the provisions of any law by which it is bound, any decree or order of a governmental entity or other authority by which it is bound, its articles of association, its deed of incorporation or bylaws or other similar documents (each as amended from time to time), any contract, agreement or other instrument by which it is bound or any resolution of its supervisory board, management board or other corporate body or of its shareholders.

6.
This Agreement and all other agreements and obligations undertaken in connection with the transaction contemplated hereby constitute or will constitute, following the execution thereof, the valid and legally binding obligations of the Guarantor, enforceable against it in accordance with their respective terms.

SCHEDULE 6

TAX INDEMNITY

1.	INTERPRETATION
1.1	In this Schedule, unless the contrary intention appears, words and expressions defined elsewhere in this Agreement have the same meaning and:
Net Present Value means the net present value (using a discount factor equal to the Interest Rate) of the aggregate nominal amount of the potential future savings or reductions that can reasonably be expected to be achieved multiplied by the statutory Tax rate reasonably expected to be applicable for the relevant years and for the calculation of the net present value it shall be assumed that the relevant saving or reduction is used in priority to any other Relief and that there is at all times sufficient taxable income to effectuate the saving or reduction at the earliest possible date;

Potential Liability means a liability to or claim for Tax or a non-availability, loss, reduction or cancellation of any Relief which may result in a claim against the Sellers under this Schedule;

Purchaser’s Relief means a Relief arising to a Group Company or any member of the Purchaser’s Group (other than a Group Company) which is not Sellers' Relief;

Relevant Period means any period ended prior to the Accounts Date in respect of which a Group Company is required to make a return or a payment to a Tax Authority;

Relief means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Tax or any right to a repayment of Tax;

Saveable Amount means, in respect of a Relief, the amount by which a liability to Tax may be decreased by the use of that Relief;

Sellers' Conduct Matters means the preparation and submission of all Tax Returns, the preparation and submission of all correspondence relating to such Tax Returns and the negotiation and agreement of all matters relevant to the tax position of a Wholly Owned Group Company for a Relevant Period;

Sellers' Relief means a Relief arising to a Group Company as a result of a Transaction or Transactions occurring or deemed to occur on or before the Accounts Date or in respect of a period ended on or before the Accounts Date, other than a Relief which was taken into account in computing the provision for deferred Tax in the Accounts or in eliminating such provision, or was included as an asset or otherwise taken into account in the Accounts.

Straddle Period means any period commencing before the Accounts Date which is not a Relevant Period;

Tax Authority means any taxing or other authority of any country or jurisdiction competent to impose, administer or collect any Tax;

Tax Return means any correspondence, notice, claim, return, declaration, report and computation relating to Tax;

Transaction means any transaction, event, act or omission; and

Wholly Owned Group Companies means the Company and the wholly owned Subsidiaries listed in Schedule 2 (Subsidiaries) and Wholly Owned Group Company means any of them.

1.2	In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule.
2.	SELLERS' INDEMNITY
2.1	Subject to the provisions of this Schedule, the Sellers shall hold the Purchaser harmless (schadeloos stellen) from and against:
(a)
any payment of Tax made or to be made by a Group Company the liability for which arises as a result of any Transaction or Transactions occurring before the Accounts Date (other than Tax arising in respect of income, profits or gains earned after the Accounts Date as a result of any such Transaction or Transactions) or in respect of any profits earned before the Accounts Date;

(b)
any payment of Tax made or to be made by a Group Company the liability for which arises as a result of any Transaction or Transactions occurring in the period between the Accounts Date and the Completion Date to the extent that it occurs outside the ordinary course of business carried on by the Group Companies in that period; or

(c)
the use or setting off of a Purchaser’s Relief against any payment of Tax or any income, profits or gains, where, but for such use or setting off, the Group Company would have had an actual liability to Tax in respect of which a claim could be made under paragraph 2.1(a) of this Schedule.

2.2
To the extent a Group Company is not a Wholly Owned Group Company, the indemnity in paragraph 2.1 above shall only apply to the extent of the percentage of shares of such Group Company directly or indirectly held by the Company as set out in Schedule 2.

2.3
The indemnity in paragraph 2.1 above shall extend to all reasonable costs and expenses incurred by the Purchaser in connection with a claim made under the indemnity in paragraph 2.1 above, or in satisfying or settling any Tax liability in accordance with paragraph 8.

2.4	The Parties agree that any payment made by the Sellers under this Schedule is made by way of repayment of the Purchase Price.
3.	DUE DATE FOR PAYMENT
3.1	A payment to be made by the Sellers under this Schedule shall be made:
(a)	ultimately twenty (20) Business Days after the date on which the Sellers have received notice in accordance with paragraph 8.1 of the amount due from the Purchaser or the relevant Group Company; or
(b)	if later, ultimately two (2) Business Days before the first date on which the Tax in question becomes recoverable by the Tax Authority demanding the same.
3.2
If a payment or payments to the relevant Tax Authority prior to the date otherwise specified by this paragraph would avoid or minimise interest or penalties, the Sellers may at their option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the Tax in question (or the appropriate part of it) is promptly paid to the relevant Tax Authority.

4.	EXCLUSIONS
The indemnity contained in paragraph 2.1 shall not extend to any liability otherwise falling within this Schedule to the extent that:

(a)	a provision or reserve for the liability is made in the Accounts;
(b)	it arises in the ordinary course of business carried on by the Group Companies in the period between the Accounts Date and the Completion Date;
(c)
it would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this Agreement (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after the date of this Agreement;

(d)
it is caused by any act or omission of the Purchaser or any Group Company after Completion (including for instance a restructuring) other than an act or omission which occurred (i) in the ordinary course of business of the Group Companies, (ii) in compliance with an obligation of a Group Company that existed before Completion, or (iii) in accordance with a provision of this Agreement;

(e)	recovery has been made or can be made, recovery is available under an insurance policy or is otherwise compensated for without cost to the Purchaser or a member of the Purchaser's Group;
(f)
it arises as a result of any change after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company other than a change which is reported by the auditors of a Group Company to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any generally accepted accounting practice or principle then current; or

(g)
it would not have arisen, or would have been reduced, but for a cessation, or any change in the nature or conduct, of any trade carried on by a Group Company at Completion, being a cessation or change occurring on or after Completion, unless such cessation or change occurred as a result of or due to the actions or omissions of the Sellers or any of the Group Companies before Completion.

5.	CORRESPONDING BENEFIT
5.1
If a member of the Purchaser's Group realises or is deemed to realise a benefit or saving which it would not have received or made but for the circumstances giving rise to a claim under this Schedule, or if a member of the Purchaser's Group has obtained or reasonably can or will obtain a corresponding adjustment as a result of a transfer pricing adjustment applied to a Group Company pursuant to transfer pricing legislation (or its equivalent), then:

(a)
the Purchaser shall procure that full details of the benefit or saving are given to the Sellers as soon as practicable and in any event within ten (10) Business Days of receipt of the benefit or saving in question; and

(b)
the liability of the Sellers under paragraph 2 shall be reduced with an amount equal to the amount of the benefit or saving that should be realised by the Group Companies over time, which amount is equal to the Net Present Value.

5.2
If a member of the Purchaser's Group is entitled to receive a benefit or make a saving, as referred to in paragraph 5.1 of this Schedule, it shall make reasonable endeavours to obtain any such benefit or make such saving within a reasonable time.

5.3	If a member of the Purchaser's Tax Group is or may be entitled to receive from any Tax Authority a repayment or credit in respect of Tax relating to any period ended on or before Accounts Date then:
(a)
the Purchaser shall give the Sellers full details of the entitlement as soon as practicable and in any event within ten (10) Business Days of the relevant member of the Purchaser's Group becoming aware of the entitlement arising;

(b)
any member of the Purchaser's Tax Group shall at the request of the Sellers take all appropriate steps to procure that the repayment or credit shall be obtained, keeping the Sellers fully informed of the progress of any action taken; and

(c)
an amount equal to the repayment or credit (including any repayment supplement or interest) received by a member of the Purchaser's Tax shall reduce any current or future liabilities of the Sellers under paragraph 2.

6.	MITIGATION
6.1
No liability shall arise for the Sellers under this Schedule in respect of a liability to Tax unless, and then only to the extent that, the amount of that liability to Tax exceeds the Saveable Amount in respect of:

(a)	any Sellers' Relief available to mitigate that liability to Tax; or
(b)
any Sellers' Relief which would have been available to mitigate that liability to Tax had it not been used against one or more Tax liabilities which do not give rise to a liability for the Sellers under this Schedule (other than because of subparagraph 6.1(a) above).

6.2
The Purchaser shall, if the Sellers shall at any time request and at the Sellers' expense, deliver to the Sellers a report from the Group Company's auditors confirming that in their opinion all such Sellers' Reliefs have been used in accordance with subparagraph 6.1.

7.	CONDUCT OF TAX AFFAIRS
7.1	The Purchaser shall procure, and shall cause the Wholly Owned Group Companies to procure, that:
(a)	the Sellers (or such professional advisers as the Sellers may select) shall have the sole conduct of the Sellers' Conduct Matters;
(b)
the Sellers (or their advisers) shall be provided promptly with any information received by the Purchaser or a member of the Purchaser's Group, or of which any of them otherwise becomes aware, which may be relevant to the Sellers' Conduct Matters, and with such assistance including assistance from employees of the members of the Purchaser's Group, and access to such documents and records of, or relating to, a Wholly Owned Group Company, as the Sellers (or their advisers) may reasonably require in connection with the Sellers' Conduct Matters;

(c)
a Wholly Owned Group Company shall immediately authorise, sign and submit to the relevant Tax Authority any Tax Returns relating to a Relevant Period and make such claims and elections and give such consents and comply with all procedural requirements in respect of the making or giving of such Tax Returns or such claims, elections or consents as the Sellers (or their advisers) may, in its absolute discretion, direct in writing; and

(d)	a Wholly Owned Group Company shall not (unless so directed in writing by the Sellers) amend, disregard, withdraw or disclaim any elections, claims or benefits in respect of any Relevant Period.
7.2
Subject to the provisions of subparagraphs 7.3 and 7.4 and paragraph 8, the Purchaser and its advisers shall have sole conduct of all Tax affairs of a Group Company other than Sellers' Conduct Matters, but to the extent a Tax Return relates to the period between the Accounts Date and the Completion Date the Purchaser shall submit a draft thereof to the Sellers’ Representative at least fifteen (15) Business Days before its intended submission to any Tax Authority and the Sellers’ Representative and its advisers shall be given access to all information necessary to determine its accuracy.

7.3
Where any Tax Return is required to be submitted for, or in respect of, a Straddle Period, a draft shall be submitted by the Purchaser to the Sellers at least fifteen (15) Business Days before its intended submission to any Tax Authority and the Sellers and their advisers shall be given access to all information necessary to determine its accuracy. In addition, the Sellers shall be kept informed by the Purchaser of any negotiations regarding the Tax liabilities of a Group Company relating to the Straddle Period and before any agreement in respect of those Tax liabilities is reached with a Tax Authority, details of the proposed agreement shall be given by the Purchaser to the Sellers at least fifteen (15) Business Days before the proposed conclusion of such agreement.

7.4
If, within fifteen (15) Business Days of receiving any draft Tax Return or details of negotiations or proposed agreements referred to in subparagraph 7.2 or 7.3, the Sellers make any representations to the Purchaser those representations shall, to the extent that they are reasonable, be reflected in the Tax Returns, negotiations or agreement with the relevant Tax Authority.

8.	CONDUCT OF TAX CLAIMS
8.1
If a member of the Purchaser's Group receives any letter, enquiry, notice, demand, determination, assessment or other document, or a tax authority takes any action, from which it appears that a Group Company may incur or suffer a Potential Liability, or if a member of the Purchaser's Group is, or becomes, aware of any fact which affects, or which may affect, any assessment which may give rise to a Potential Liability, the Purchaser shall or shall procure that a Group Company shall:

(a)
notify the Sellers of the relevant facts as soon as practicable and in any case involving an assessment with a time limit for appeal at least ten (10) Business Days before the expiry of that time limit and in any other case, in any event within ten (10) Business Days of receipt thereof; and

(b)
to the extent being legally entitled thereto, file a pro forma objection (bezwaarschrift) ultimately one (1) Business Day before the date of expiry of the applicable time limit for such objection or appeal.

8.2
On the giving of the notice referred to in subparagraph 8.1, the Sellers shall be entitled to elect that subparagraphs 7.1(a) and 7.1(b) shall apply to the Potential Liability as if it were Sellers' Conduct Matter and shall be entitled to resist the Potential Liability in the name of a Group Company and have the conduct of any appeal, dispute, compromise or defence of the Potential Liability and of any incidental negotiations relating thereto.

8.3
Subject to any election made under subparagraph 8.2 and the provisions of subparagraph 8.4, the Purchaser and its advisers shall have sole conduct of negotiations and correspondence relating to the Potential Liability. The Purchaser agrees to conduct such negotiations and correspondence as expeditiously as reasonably practicable.

8.4
The Purchaser will not, and will procure that a Group Company will not, compromise or settle any Potential Liability or agree any matter which may affect the outcome of any dispute or negotiation with any Tax Authority in relation to any Potential Liability without the written consent of the Seller.

9.	LIMITATIONS
9.1
The Sellers' liability in respect of a claim under paragraph 2 of this Schedule shall cease on the date that is six (6) years following the Completion Date, except in the event that bona fide notice of a claim is given to the Sellers before the expiry of the relevant period and legal proceedings have been initiated with respect to such claim within six (6) months after that date.

9.2	For the avoidance of doubt, the limitation set forth in clause 11.3 of this Agreement shall mutatis mutandis apply with respect to the indemnification provided in Paragraph 2.1.
9.3	This Schedule governs the procedure for all claims in relation to Tax and, in case of a conflict between this Schedule and the remainder of the Agreement, this Schedule will take precedence.

SCHEDULE 8

DISCLOSURE SCHEDULE

No disclosures made.

SCHEDULE 9

LIMITATIONS ON SELLERS' LIABILITY

1.	Exclusions
The Sellers shall not be liable in respect of a Warranty Breach if and to the extent that it relates to any liability or obligation on the part of a Group Company:

(a)	for which a specific provision has been made in the Accounts;
(b)
which would not have arisen but for a change in legislation or regulations, or a change in the interpretation or implementation thereof by any government body or by reason of development in case law, made after the Completion Date or any amendment to or withdrawal of any practice previously published or statutory concession previously made (whether or not the change purports to be effective retrospectively in whole or in part);

(c)
which would not have arisen but for a change after the Completion Date to the accounting policies or standards applied by the Group Companies, the bases on which any Group Company values its assets, the tax structure or corporate structure of the Group Companies;

(d)
occasioned by any act or omission of the Purchaser or any Group Company after Completion, unless such act or omission occurred (i) in the ordinary course of business of the Group Companies, (ii) in compliance with an obligation of a Group Company that existed before Completion, (iii) in accordance with a provision of this Agreement or (iv) required by law or regulation; or

(e)
which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by any Group Company following Completion, unless such cessation or change occurred as a result of or due to the actions or omissions of the Sellers or any of the Group Companies before Completion or is required by law or regulation.

2.	Mitigation
Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under applicable laws to mitigate any loss or damage incurred by it as a result of any Warranty Breach or any other matter giving rise to a Claim.

3.	Recovery from third parties
Where the Sellers make any payment in respect of a Claim (the Damages Payment) and the Purchaser (or any Group Company) receives a sum (or makes any savings or receives any quantifiable financial benefit), including pursuant to an insurance claim, which it would not have received but for the circumstance which gave rise to that Claim (a Third Party Sum) which was not taken into account in calculating the Damages Payment, then the Purchaser shall without undue delay repay to the Sellers any amount which the Purchaser has received in excess of the amount required to compensate the Purchaser and the relevant Group Company in respect of the losses, damages and costs suffered by the Purchaser and the relevant Group Company in connection with the relevant circumstances underlying the Claim (the Excess Recovery), after deducting (in either case) all costs incurred by the Purchaser or the relevant Group Company in recovering that sum and any Tax payable by the Purchaser or any Group Company by virtue of its receipt. The Purchaser shall use reasonable efforts to collect any available Third Party Sums.

4.             Basis of damages

4.1
The damages payable by the Sellers in respect of any Warranty Breach or other Claim (excluding in respect of Leakage, Transaction Costs, Tax and the Environmental Indemnity, which shall be regulated as specified elsewhere in this Agreement) (after taking into account all compensating factors) shall be calculated on a euro-for-euro basis (i.e. without multiplication) and limited to the amount necessary to indemnify any members of the Purchaser's Group for the pro rata loss of or costs to them as a result of the facts giving rise to such Warranty Breach or other Claim. The amount of the damages are to be determined on the basis of sections 6:95 and 6:96 of the Dutch Civil Code and shall be calculated on an after-Tax basis.

4.2
For the purposes of determining the amount of damages claimable as a result of a Warranty Breach, the Purchaser shall be deemed to have suffered at least the same amount of damages as the relevant member of the Group (or such pro rata amount thereof as the Company's shareholding in the relevant member of the Group represents).

5.	Double recovery
The Purchaser shall not be entitled to recover from Sellers more than once in respect of any one damage even if more than one Sellers' Warranty is breached.

SCHEDULE 15

ENVIRONMENTAL INDEMNITY

1.	Interpretation
1.1	Capitalised terms used in this Schedule but not defined herein have the meaning given in the Agreement.
1.2	In addition to the definitions contained elsewhere in this Agreement:
Agreement means the sale and purchase agreement between the Sellers and the Purchaser (together with the Guarantor) which this Schedule forms part of;
Agreed Audits means the:

(a)
"Phase I" and "Phase II" audits carried out by AMEC Environmental and Infrastructure, Inc. in respect of the following sites summarised in a series of reports attached hereto as Appendix 1 (or any updated version thereof as contemplated in clause 9); and

(b)	"Phase I" environmental audits in respect of the following sites:

Country	City	Address

	Guilvinec	12 Rue Kelareun
France	Concarneau	Zone Industrielle du Moros
	Treffiagat	17 Rue Capitaine Le Drezen

Germany	Niederlangen	Fresenburgerweg 5

The Netherlands	Lelystad	Binnenhavenweg 31

United Kingdom	Fraserburgh	Harbour Road

Brazil	Queimados, RJ	Distrito Industriel de Queimados

and any follow-up Phase II environmental audits recommended to be undertaken by these Phase I environmental audits,

each of the audits under (b) above to be carried out by AMEC Environmental and Infrastructure, Inc. between the Signing Date and the Completion Date, at the Purchaser's cost, in accordance with the instructions attached hereto as Appendix 2;

Environment means all and any of the following media, namely air (including the air within buildings or natural or man-made structures above or below ground), water (including surface or groundwater and water in pipes, drainage or sewage systems), and/or land (including any buildings or other permanent structures on, in or below the land);

Existing Environmental Condition means:

(a)
the existence of any Hazardous Materials on, in, at, under or migrating from any of the Sites at any time on or prior to the Completion Date (including soil, soil air, water, groundwater, pipes, drainage or sewage systems, and any buildings (including roofs) or other permanent structures on, in or below the land); or

(b)
any discharge, release, leakage, spillage, escape or disposal of Hazardous Material at any Site at any time on or prior to the Completion Date onto or into any land or waters, which causes, will cause or is likely to cause a risk to human health or pollution of the Environment; or

(c)	any material non-compliance with Environmental Laws,

provided in each case under (a) through (c) above that these issues have been identified in the relevant Agreed Audits;

Environmental Laws means any and all legislation, statutes, regulations, orders or other law and legally binding standards relating to protection of the Environment or the protection of human health against exposure to Hazardous Materials which are in full force and effect in the relevant jurisdiction;

Environmental Liabilities means all costs and expenses (including reasonable professional, experts and advisors fees incurred), liabilities (including amounts payable to a third party in connection with the repair of any damage) and penalties incurred (or reasonably expected to be incurred) in connection with any Remedial Action and/or Reasonable Containment Measures (but excluding any loss of income suffered in connection with any Remedial Action and/or Reasonable Containment Measures);

Environmental Proceedings means any claim, judicial or administrative decree, judgment or injunction, order, demand, claim or notice served on any member of the Purchaser's Group which is brought, issued or obtained by any person (including, for the avoidance of doubt, claims by neighbours or present or former employees) or regulatory authority or court under which it is obliged to undertake or pay the cost of any Remedial Action and/or Reasonable Containment Measures;

Hazardous Material means hazardous, dangerous or toxic substances (including but not limited to any materials containing asbestos, petroleum, petroleum-derived products, radioactive materials, polychlorinated biphenyls, lead-based paint or similar substances), contaminants, pollutants or wastes;

Indemnity means the indemnity contained in clause 2;

Reasonable Containment Measures means any measures to contain any Existing Environmental Condition which have been approved by the relevant authorities (as is the case in relation to the Sites in Sneek) or are recommended by an independent professional environmental adviser as providing a reasonable long term solution to any Existing Environmental Condition (and not simply for the purpose of postponing Remedial Action);

Remedial Action means any measures or works to:

(a)           investigate any Existing Environmental Condition, but only to the extent that such is reasonably required in connection with any actual or threatened Environmental Proceedings; and

(b)	remediate, clean-up or remove any Existing Environmental Condition,

including any measures, payments or other fulfilment of any obligations in relation to any liabilities resulting from the exposure of any human being to any Hazardous Materials; and

Site means each of the sites referred to in the definition of Agreed Audits.

1.3	Unless the context otherwise requires, a reference to a clause is a reference to a clause in this Schedule.
2.	Indemnity
From Completion, the Sellers undertake to the Purchaser that, subject to the remaining provisions of this Schedule, they will indemnify and hold harmless the Purchaser and (as an irrevocable third party stipulation (derdenbeding)) any member of the Purchaser's Group against all Environmental Liabilities incurred by the Purchaser and any member of the Purchaser's Group to the extent that such Environmental Liabilities arise as a result of:

(a)	any Environmental Proceedings; or
(b)
any agreement with any regulator, governmental authority or other third party concluded in order to avoid any Environmental Proceedings upon the prior written consent of Seller (which shall not be unreasonably withheld); or

(c)
any Remedial Action and/or Reasonable Containment Measures required under any Environmental Laws to come into compliance with any Environmental Laws and carried out upon the prior written consent of Seller (which shall not be unreasonably withheld); or

(d)	any measures required under Environmental Laws to deal with any immediate risk to human health or to the Environment resulting from any Existing Environmental Condition.
In respect of any Group Company which is not directly or indirectly wholly owned by the Company, the Environmental Liabilities indemnified will be the pro rata amount of the Environmental Liability of the relevant Group Company as the Company's shareholding in that Group Company represents at the Completion Date.

3.	Limitations on Liability
3.1	The Sellers shall not be liable under the Indemnity if and to the extent that the Environmental Liabilities have been caused by:
(a)	any change in use of any of the relevant Site from the industrial use as at the Completion Date to a non-industrial use following the Completion Date;
(b)	the failure of the Group Companies to employ Reasonable Containment Measures as contemplated in clause 8.1 of this Schedule;
(c)
other than the Agreed Audits, the carrying-out of any environmental investigation or audit other than any investigation or audit required under Environmental Laws or in relation to any Environmental Proceeding or in accordance with good business practices;

(d)
any material change of Environmental Laws following the Completion Date resulting in (i) a requirement for additional Remedial Action and/or Reasonable Containment Measures, or (ii) more stringent requirements for any Remedial Action and/or Reasonable Containment Measures; and

(e)
information voluntarily given to a regulatory authority in circumstances other than where there is a reporting requirement under Environmental Laws (including, for the avoidance of doubt, any legally required disclosure of any of the Agreed Audits to any regulatory authority) or under any environmental permit (including, for the avoidance of doubt, an obligation to disclose any of the Agreed Audits to any regulatory authority) or where the Sellers have previously proposed or approved this course of action in writing.

3.2
The Sellers shall cease to be liable for any claim under this Indemnity on 1 April 2014, except in respect of any valid bona fide claim that has been notified in writing prior to that date, in respect of which the Indemnity shall survive until such time as the claim is either satisfied or otherwise settled, or dismissed, abandoned or withdrawn.

3.3
The Purchaser shall not be entitled to recover any Environmental Liabilities (i) to the extent that provision has been made in the Accounts for the matter which has given rise to, or is giving rise to, such Environmental Liabilities, (ii) in respect of any Reasonable Containment Measures that were already being implemented prior to the Accounts Date, or (iii) in respect of any Reasonable Containment Measures that after the Completion Date supersede containment measures that were already being implemented prior to the Accounts Date, save to the extent the cost of such Reasonable Containment Measures is higher than the cost of the superseded containment measures as reflected in the Accounts (in both cases as calculated on an annual basis).

3.4	For the avoidance of doubt, the provisions of paragraph 3 of Schedule 8 and, to the extent applicable in accordance with the terms thereof, clause 11 of the Agreement shall apply to the Indemnity.
4.	Notification
As soon as reasonably practicable after any member of the Purchaser's Group becomes aware of any circumstances which may lead to any claim under the Indemnity, the Purchaser shall give written notice thereof to the Sellers giving reasonable particulars of the (potential) Environmental Liabilities (and thereafter will keep the Sellers informed of all material developments relating thereto).

5.	Claims
In the event that the Purchaser wishes to make a claim against the Sellers under the Indemnity in relation to any Environmental Liabilities (whether or not suffered or incurred) then it shall do so by giving notice in writing of the same to the Sellers. Such notice shall include such particulars as are reasonably required by the Seller to enable them to understand the grounds upon which the claim is based, to the extent such are known to the Purchaser and/or the Group Companies.

6.	Discussions
Upon the Purchaser having given a notice under clause 4 or 5, the Sellers may request a meeting as soon as practicable to discuss the matter (and if it does so the Purchaser shall comply with such request).
7.	Site Access
If any notice is received by the Sellers under clause 4 or 5:

(a)	the Sellers and/or its agents and contractors, upon their prior written request, shall be given access to the relevant Site(s) during normal business hours to the extent that such access is reasonably required to assess (including but not limited to assessment by soil sampling and testing) the extent of the Existing Environmental Condition and/or Environmental Liabilities; and

(b)
the Purchaser shall (during normal business hours) allow the Sellers and/or its agents and/or contractors access to inspect and take copies of such books and records of the business of the Group Companies as may be reasonably necessary to assess the extent of the Existing Environmental Condition and/or Environmental Liabilities.

8.	Conduct
8.1
The Purchaser shall take all reasonable steps which are necessary to mitigate any Environmental Liabilities. Furthermore, and without prejudice to the generality of the preceding sentence, the Purchaser shall procure that to the extent feasible the Group Companies shall employ Reasonable Containment Measures in respect of all Existing Environmental Conditions, such in an attempt to mitigate the need for Remedial Action.

8.2
The Sellers shall be entitled, upon their request, to participate in discussions and/or negotiations with any party imposing or seeking to impose any Environmental Liabilities, including any discussions or negotiations regarding an agreement with any regulatory authority or third party.

8.3
Provided that the Sellers accept by written notice to the Purchaser that the relevant Environmental Liability will be indemnified under clause 2 above (subject to the limitations contained or referred to in this Schedule), the Sellers shall, if they so request, be allowed to:

(a)	procure and monitor the implementation of Reasonable Containment Measures; and
(b)
assume the conduct of any negotiations, proceedings or appeals relating to any claim or potential claim. The provisions of clauses 12.2(b), (c) and (d), 12.3 and 12.4 (excluding clause 12.4(b) and provided that in respect of clause 12.4(a) the reference to clause 12.2(a) shall be deemed to be a reference to clause 8.3 of this schedule) of the Agreement shall apply mutatis mutandis thereto.

9.
The Sellers shall have the opportunity to comment, before or within four (4) weeks after the Signing Date, on any matter referred to in the Agreed Audits described in clause 1.2(a) which the Sellers believe is factually incorrect, and, provided that AMEC Environmental and Infrastructure, Inc. and the Purchaser agree (such consent not to be unreasonably withheld), the relevant matter shall be corrected in an updated version of the report, which shall, for the purposes of this Indemnity, be the relevant report.

Appendix 1
Reports

Appendix 2

Instructions

INSTRUCTIONS FOR AMEC ENVIRONMENTAL AND INFRASTRUCTURE, INC. FOR POST-SIGNING AUDITS

SCOPE OF WORK

The review will consist of the following activities:

1.
Review of Environmental Reports & Documentation.  AMEC personnel will review all environmental reports and other relevant documentation (permits, etc…) released by Lankhorst for the seven (7) sites listed in 1.2 (b) above. It should be noted that at this time, AMEC is only aware of environmental reports pertaining to two (2) of the locations in France (i.e., Guilvinec and Treffiagat) and the Brazil Site.  Furthermore, owing to the potential third party claim relative to the former owner and/or operations at the Brazil location by Nebraska (foundry), AMEC will endeavor to evaluate the existing legal decree against Nebraska and determine if there are any impacts to this property that require consideration by the Purchaser.

Through publically accessible databases and/or freedom of information processes relative to each country, AMEC will request, review and interpret historical and/or current environmental information related to the Sites, including but not limited to, aerial photographs, title search, regulatory agency files/databases, etc.

2.
Site visits.  At the specific request of the Purchaser, AMEC personnel will visit only the France (3), Germany (1) and Brazil (1) locations to confirm information contained in the environmental reports (where applicable) and verify site conditions/operations.  AMEC will also evaluate each site for other environmental issues/concerns not contained in the reports (where applicable) and conduct interviews with designated Lankhorst site representative(s) as a resource for current and historical site information.  Each site visit will also include a visual assessment of the surrounding properties and any land use practices that may have impacted the environmental condition of the Site.  It is expected that AMEC staff will be provided with unrestricted access to the site and site buildings, and would ask that this expectation be communicated to Lankhorst in advance.

In addition, the site visit will provide AMEC the opportunity to assess equipment and access considerations to support possible Phase II Environmental Site Assessment (ESA) activities (if warranted).

3.
Environmental Summary Reports.  AMEC will prepare a summary report or letter for each of the seven (7) locations that includes review and interpretation of all relevant environmental reports and publically available information, site visit observations/findings (where applicable), and a summary of environmental liability/risk for consideration by the Purchaser.  The reports and/or letters will include a statement as to whether, in respect of any contamination, clean-up (or only containment) is required. Prior to finalising their reports and/or letters, AMEC will provide drafts to the Sellers and the Purchaser and allow them a reasonable opportunity to respond to the content thereof. Where Phase II ESA activities are deemed necessary to adequately evaluate the environmental liability/risk at a particular site, the report will also include scope of work and associated budget for immediate execution of Phase II ESA activities for consideration by the Purchaser.

SCHEDULE 17

INTERPRETATION

1.	In this Agreement:
Accounts means the individual accounts of the Company and consolidated accounts of the Group, in each case comprising the balance sheets as at (per) the Accounts Date and the profit and loss account for the year ended on that date and the notes and directors' reports relating to them, as contained in the annual report attached as Appendix 1 (Accounts);

Accounts Date means 31 December 2011, being the date of the Accounts;

Additional Amount has the meaning given in clause 2.4(b);

Affiliate means in relation to any person or entity, any direct or indirect subsidiary or direct or indirect holding company of that person or entity and any other subsidiary of such holding company;

Agreement means this Agreement regarding the sale and purchase of all the issued and outstanding Shares in the capital of the Company;

Agreed Dividend means the dividend of EUR1,350,000 expected to be approved by the Company on 2 June 2012;

Base Purchase Price has the meaning given in clause 2.4(a);

Business means the business of the Group Companies as carried on at the Signing Date;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands and in Missouri, USA, for normal business;

CET means Central European Time and shall include Central European Winter Time and Central European Summer Time, as applicable;

Claim means a claim under this Agreement, including a Warranty Claim, a claim under the Tax Indemnity or Environmental Indemnity or for any Leakage and Transaction Costs;

Company has the meaning given in Recital (A);

Competition Authorities has the meaning given in clause 5.1;

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date means the date on which Completion is effected;

Completion Statement has the meaning given in clause 2.6;

Condition means the condition (opschortende voorwaarden) to Completion of the sale and purchase of the Shares set out in clause 5.1;

Damages Payment has the meaning given in paragraph 3 of Schedule 9 (Limitations on Sellers' Liabilities);

Data Room means the virtual data room operated by Data Room Services containing financial, tax, legal, commercial and other information on the Group Companies and their Businesses which included the documents and other information listed in the index attached as Schedule 7 (Data Room Information);

Data Room Services means Intralinks, Inc.;

Deed of Transfer means the notarial deed to be executed by the Notary in the form set out in Schedule 12 (Form of Deed of Transfer);

Disclosed Information has the meaning given in clause 10.2;

Disclosure Schedule has the meaning given in clause 10.2;

Due Diligence Investigation has the meaning given in clause 10.1(a);

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Environmental Indemnity means the indemnity contained in Schedule 15;

Escrow Account has the meaning given in clause 3.2;

Escrow Agent has the meaning given in clause 3.1;

Escrow Agreement has the meaning given in clause 15;

EURIBOR means the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant period displayed on the appropriate page of the Reuters screen;

Excess Recovery has the meaning given in paragraph 3 of Schedule 9 (Limitations on Sellers' Liability);

Fundamental Warranties means the Sellers' Warranties in Part 1 of Schedule 3;

Group means in relation to any person, such person and its Affiliates;

Group Companies means the Company and the Subsidiaries and Group Company means any of them;

Investment Plan has the meaning given in clause 8.2(c);

Interest Rate means the three-month EURIBOR (as at (i) 1 July 2012; or (ii), in case of the Tax Indemnity, the first (1st) day of the month in which the respective Net Present Value is to be calculated) plus 200 basis points, per annum;

Leakage means the occurrence of any of the following after the Accounts Date:

(a)	any dividend, or distribution declared, paid or made by the Company to any of the Sellers or their Related Persons, other than the Agreed Dividend;
(b)	any payments made by any Group Company to any of the Sellers or their Related Persons or another member of the Seller's Group not covered by any other paragraph of this definition;

(c)
any payment, or obligation to make any payment, gratuity, commission, rebate, discount or bonus (in cash or in kind) by any Group Company to any director, officer, employee or consultant as an incentive to complete the transactions contemplated by this Agreement;

(d)
any fees, costs, commissions, finder's fee, brokerages and expenses of external advisors incurred, or reimbursed, by or charged to the Group Companies for advice provided to the Sellers or their Related Persons in relation to this Agreement and the transactions contemplated hereby;

(e)	any payment of any costs, bonuses or other sums by any Group Company on behalf of, or for the benefit of, the Sellers or their Related Persons;
(f)	any assets transferred by any Group Company to, or liabilities assumed, discharged, indemnified or incurred by any Group Company for the benefit of, any of the Sellers or their Related Persons;
(g)	any waiver, deferral, release or discount by any Group Company of all or any part of any debt or liability owed to it by any of the Sellers or their Related Persons;
(h)	the purchase by any Group Company from any of the Sellers or their Related Persons of any assets not for value or on arm's length terms;
(i)	any transaction between any Group Company on the one side and any of the Sellers or their Related Persons that is not on arm's length terms;
(j)	any management, service or other charges or fees paid by any Group Company on behalf of, or for the benefit of, the Sellers or their Related Persons;
(k)	any guarantee, indemnity or security provided by any Group Company in respect of the obligations or liabilities of any of the Sellers or their Related Persons;
(l)	the agreement or undertaking by any Group Company to do any of the matters set out in paragraphs (a) to (k) above; or
(m)
any Tax (other than VAT in accordance with applicable law, to the extent there is a VAT credit available) becoming payable by any Group Company as a consequence of any of the matters referred to in paragraphs (a) to (l) above;

other than:

(i)	incurring, paying or reimbursing any Transaction Costs that are reimbursed in accordance with clause 6.2; and
(ii)
incurring, paying or reimbursing any amounts to the directors, managers, employees and consultants of the Group Companies in consideration for employment, consultancy or other services provided under an employment, consultancy or other services agreement, or otherwise in connection with an employment or services relationship on arm's length terms, including bonuses and expenses, and any Taxes related thereto, in each case to the extent that such amounts are incurred, paid and reimbursed (A) in the ordinary course of business and consistent with past practice before the Accounts Date and (B) on the basis of arrangements or agreements that were disclosed in the Disclosed Information and/or were reflected in the information underlying the Accounts;

Leakage Amount means, in relation to any Leakage, the aggregate of:

(a)	the amount of any payments made or payable by the Group Companies of the nature referred to in the definition of Leakage above;
(b)
the market value of the asset transferred to any of the Sellers and/or any of their Related Persons less any cash and the market value of any other consideration received for such asset from any of the Sellers or their Related Persons;

(c)
the amount of the liabilities assumed or incurred or indemnified on behalf of or for the benefit of any of the Sellers and/or any of their Related Persons (in the case of indemnified liabilities only to the extent any payment is subsequently made by the Group Companies after the Accounts Date); and

(d)	the amount of debts or liabilities waived or to be waived on behalf of or for the benefit of any of the Sellers and/or any of their Related Persons;
Leakage Interest has the meaning given in clause 6.3;

Long Stop Date has the meaning given in clause 5.2;

Notary means a civil law notary (notaris) of the Sellers' Lawyers;

Notary Letter has the meaning given in clause 2.8;

Purchase Price has the meaning given in clause 2.4;

Purchaser's Group means the Purchaser, its direct and indirect holding companies and any subsidiary of the Purchaser or such holding companies;

Red Room means the restricted section of the Data Room containing sensitive information;

Red Room Agreement means the agreement dated 13 April 2012 between WireCo WorldGroup Inc. and the Company, which agreement sets out the rules of access to and disclosure of information contained in the Red Room;

Related Person means:

(a)	in relation to any party that is not an individual: (i) its Affiliates; and (ii) any employer, officer, director or partner of that party or any of its Affiliates;
(b)
in relation to a party who is an individual, any immediate family member of that party (including parents, children, step-parents, step-children, spouses, civil partners, siblings and in-laws and the children of any such people), any family trust or trustees of any family trust or any undertaking directly or indirectly controlled by any of them; or

(c)
in relation to a party acting in the capacity of a trustee or trustees of a trust (which shall for these purposes include any foundation (stichting)), any person or body corporate which is the beneficiary of such trust and any Related Persons of such beneficiary;

Seller Specific Claim has the meaning given in clause 11.4;

Sellers' Group means each Seller and, in relation to each Seller, any and all of its Affiliates but excluding the Group Companies;

Sellers' Lawyers means Allen & Overy LLP of Apollolaan 15, 1077 AB Amsterdam, the Netherlands;

Sellers’ Representative has the meaning given in clause 18.5;

Sellers' Warranties means the representations and warranties on the part of the Sellers set forth in Schedule 3 (Sellers' Warranties);

Shares has the meaning given in Recital (A);

Signing Date means the date of this Agreement;

Specific Indemnities has the meaning given in clause 13.3;

Subsidiaries means all the companies listed in Schedule 2 (Subsidiaries);

Subsidiary Shares means the portion of the issued and outstanding share capital of each of the Subsidiaries directly and indirectly held by the Company as set out in Schedule 2 (Subsidiaries);

Tax Claim means a Claim under the Tax Indemnity;

Tax Indemnity means the indemnity contained in Schedule 6 (Tax Indemnity);

Tax means all forms of taxation imposed, administered or collected by the Netherlands or any other jurisdiction, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, capital gains tax, inheritance tax, value added tax, customs and other import or export duties, excise duties, transfer taxes or duties, social security or other similar contributions, and any interest, penalty, surcharge or fine relating to such taxation;

Third Party Claim has the meaning given in clause 12.2;

Third Party Sum has the meaning given in paragraph 3 of Schedule 9 (Limitations on Sellers' Liability);

Transaction Costs means fees, costs and expenses of external advisers paid (or unpaid but invoiced), to any of the Group Companies in relation to this Agreement and the transactions contemplated hereby;

VAT means value added Tax in any jurisdiction;

Warranty Breach means a breach of the Sellers' Warranties; and

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Sellers' Warranties.

2.	Where the Sellers' Warranties are qualified by the expression "to the best knowledge of the Sellers", "as far as Sellers are aware" or any similar expression, such expression shall mean:
(a)	the actual knowledge of any of the Sellers after having made due and proper enquiry with the following persons at the Company and the Subsidiaries:
(i)	José Guerreiro Gramaxo, Eef Bos, Lurdes Guerreiro Gramaxo Rozeira; and
(ii)
José Guerreiro Gramaxo, Sjouke Tjalsma, Wilco Stroet, Rui Faria, Marcel Dings, Heero Smit (being the heads of the various divisions of the Group Companies), each with respect to their relevant division;

(b)	if the Sellers fail to make such enquiries, the knowledge any of the Sellers would have had, had they enquired in accordance with (a) above.
3.	References to an individual include his estate and personal representatives.
4.
References to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

5.	For the purposes of this Agreement, a company is a subsidiary of another company, its holding company, if that other company:
(a)	holds a majority of the voting rights in it; or
(b)	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or
(c)	is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or, if the first-mentioned company above is a subsidiary of a company which is itself a subsidiary, of that other company.

6.	A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given.
7.
An action taken by a person will be deemed to have been taken in the ordinary course of business only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

8.
Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible and regard shall be had, among other factors, to (i) the price, financial interest and other terms of the obligation; (ii) the degree of risk normally involved in achieving the expected result; and (iii) the ability of an unrelated person to influence the performance of the obligation.

9.	The singular shall include the plural and vice versa and references to words importing one gender will include the other gender.
10.	References to the word including shall be read as including, but not limited to.
11.
Notwithstanding clause 28 headed "Language", where in this Agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

APPENDIX 1

ACCOUNTS

APPENDIX 2

INVESTMENT PLAN